 As filed with the Securities and Exchange Commission on October 12, 1999
                                                     Registration No. 333-84723

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                                IGO CORPORATION
            (Exact name of Registrant as specified in its Charter)

             Delaware                          5961                     94-3174623
 (State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
  incorporation or organization)    Classification Code Number)   Identification Number)

                                2301 Robb Drive
                              Reno, Nevada 89523
                                (775) 746-6140
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ---------------
                                   Ken Hawk
                     President and Chief Executive Officer
                                2301 Robb Drive
                              Reno, Nevada 89523
                                (775) 746-6140
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  Copies to:

       Judith M. O'Brien                      David A. Garcia                             Nora L. Gibson
      Alisande M. Rozynko                 Hale Lane Peek Dennison                 Brobeck Phleger & Harrison, LLP
Wilson Sonsini Goodrich & Rosati            Howard and Anderson                             One Market
    Professional Corporation             Professional Corporation                       Spear Street Tower
       650 Page Mill Road           100 West Liberty Street, Tenth Floor          San Francisco, California 94105
Palo Alto, California 94304-1050             Reno, Nevada 89501                           (415) 442-0900
         (650) 493-9300                        (775) 327-3000

                               ---------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.
                               ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 12, 1999

                                   [iGo Logo]
                       Solutions for People on the Go(TM)

                                5,000,000 Shares
                                  Common Stock

  iGo Corporation is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. The shares being sold in this offering have been approved for quotation on the Nasdaq National Market under the symbol "IGOC." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                                ---------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to iGo.................................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  iGo has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                                ---------------

Robertson Stephens

                              Hambrecht & Quist

                                                      Thomas Weisel Partners LLC

                  The date of this prospectus is       , 1999.

     [Caption: A graphic depiction of four (4) products sold by iGo, specifically a handheld radio, a personal digital assistant, a laptop computer, and a cellular phone, shown in a backdrop which includes an iGo trademark and several product category descriptions]

                                              Solutions for People on the Go(TM)

                    PROVIDING INNOVATIVE SOLUTIONS THAT GIVE
      PEOPLE FREEDOM AND FLEXIBILITY OVER THEIR LIVES.
  iGo.com(TM)
iGo.com(TM)

                                              Solutions for People on the Go(TM)

                                              Comprehensive Selection of
                                              Mobile Products

                                              Seven product categories
                                              (Notebook, cellular,
                                              PDA/Handheld, Internet, GPS,
                                              software and the most innovative
                                              new products) representing over
                                              6,500 items.

                                              [Caption: A screenprint of three
                                              (3) pages from the iGo.com
                                              website]

  Powerful Search Technology

  Customers can use our powerful
  keyword search engine to search
  by product type, brand name,
  part or model number. A simple
  click of the mouse provides
  customers with all the hard-to-
  find model-specific accessories
  that go with each device. If
  multiple solutions are offered,
  customers can automatically
  compare features, prices and
  benefits.

  [Caption: A screenprint of a
  page from the iGo.com website]

                                        Authoritative
                                        Source For Mobile
                                        Product Information

                                        iGo's archive of
                                        mobile computing
                                        tips is aimed at
                                        helping customers
                                        solve problems, save
                                        time and make better
                                        purchasing
                                        decisions. At the
                                        Solutions For You
                                        page, our product
                                        managers have
                                        compiled a
                                        comprehensive list
                                        of products to meet
                                        the needs of mobile
                                        persons including
                                        Globe-Trotters,
                                        Frequent Flyers,
                                        Road-Sters, Train-
                                        Trekkers and
                                        Telecommuters.

                                        [Caption: A screenprint of
                                        two (2) pages from the
                                        iGo.com website]

  Customized websites
  for corporate
  customers

  We offer a secure online
  purchasing solution
  dedicated to the needs
  of our corporate
  customers. Site design,
  pricing and product
  solutions can be
  tailored to meet the
  needs of each corporate
  customer.

                                        [Caption: A screenprint
                                        from the iGo.com
                                        website]

                                  www.iGo.com

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

  Until             , 1999 (25 days after commencement of the offering), all
dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  22
Dividend Policy..........................................................  22
Capitalization...........................................................  23
Dilution.................................................................  24
Selected Financial Data..................................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  33
Management...............................................................  45
Transactions with Directors, Officers and 5% Stockholders................  51
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  60
Legal Matters............................................................  63
Change in Independent Accountants........................................  63
Experts..................................................................  64
Where You May Find Additional Information................................  64
Index to Financial Statements............................................ F-1

                                    SUMMARY

  You should read this summary together with the more detailed information and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                iGo Corporation

  iGo is a leading provider of hard-to-find, model-specific accessories and services for mobile electronic devices such as laptop computers, cellular phones and handheld electronic organizers. Through our iGo.com website and customer solutions representatives, we enable businesses and individual consumers to efficiently identify, locate and purchase these products and services. Our proprietary databases of over 6,500 products from more than 350 suppliers, combined with our comprehensive industry knowledge and service expertise, create a valuable one-stop solution for our customers. We believe that our business model offers significant benefits to mobile device manufacturers, business enterprises, mobile professionals and other people on the go.

  We provide a compelling electronic commerce solution for the highly fragmented portable computing and mobile communications marketplace by combining the convenience and functionality of the Internet with the following key elements of our business:

  . our proprietary product, supplier and compatibility databases;

  . our use of search technology to simplify the ordering process;

  . our capability to rapidly ship business-critical orders;

  . our focus on a high repeat purchase and replacement product market; and

  . our ability to offer customized solutions for corporate customers.

  As a result of these factors, we have rapidly grown our net revenues and our customer database, maintained high gross margins and established a leading online destination to serve our market. From 1995 to 1998, our net revenues increased at an annual growth rate of more than 90%. Our gross margins grew from 32% for the six months ended June 30, 1998 to 35% for the six months ended June 30, 1999. Our customer database includes profiles of over 525,000 mobile users and detailed transaction histories on over 150,000 buyers. Approximately 50% of the Fortune 500 have purchased products or services from us. In addition, we have developed strategic relationships with key business partners such as Ariba, Motorola and NEC.

                           Mobile Product Marketplace

  The use of portable computers and mobile communications devices has grown rapidly due to infrastructure and hardware improvements, which have simplified use, increased portability and reduced equipment and cellular airtime cost. Busy professionals and other time-constrained people are increasingly incorporating these devices into their daily lives. As a result, businesses and individuals are willing to spend more on mobile electronic devices, accessories and services to increase productivity and add flexibility.

  The Internet has become an attractive channel to reach users of laptops, cellular phones, personal digital assistants and other mobile electronic devices. This is primarily due to the broad reach of the Internet, its useful search functionality and the substantial demographic overlap between mobile product users and Internet users. The marketplace for mobile devices, accessories and batteries is not well served by traditional channels, which include mobile device manufacturers, traditional retailers and large mail-order companies, who are typically more focused on selling the newest "big ticket" products such as desktop computers, laptops and printers. Most mobile accessories and batteries are brand and model-specific and this lack of standardization creates a complex customer service problem that cannot easily be solved by traditional industry participants. Moreover, unlike the personal computer, book and music markets, there is no major distributor that carries even a fraction of the products needed to provide a comprehensive solution for the mobile product marketplace.

                                  Our Strategy

  Our mission is to provide solutions that give people freedom and flexibility over their lives and increase their business productivity. Our strategy is to continue to offer a comprehensive Internet-based solution that provides significant benefits to all participants in the mobile product marketplace, including manufacturers, business enterprises, mobile professionals and other people on the go. Our goal is to be the leading one-stop solution for the mobile product marketplace, and to reach this goal, we plan to:

  . aggressively build the iGo brand;

  . improve the iGo.com shopping experience;

  . enhance our proprietary databases;

  . focus on the corporate market;

  . pursue international opportunities; and

  . pursue strategic acquisitions and alliances.

                         Risks Related to Our Business

  We face many risks and challenges in our business. We recently launched the iGo.com brand, the successful development of which will be critical to our business. An investment in our common stock involves other risks and uncertainties, including the fact that we have a limited operating history on which to evaluate our potential for future success and we expect continuing losses for the forseeable future. In addition, we rely on our proprietary databases as a key competitive advantage and our failure to maintain and expand these databases could harm our business.

                             Corporate Information

  Our principal executive offices are located at 2301 Robb Drive, Reno, Nevada 89523, and our telephone number is (775) 746-6140. Information contained on our website at www.iGo.com does not constitute part of this prospectus.

  iGo, Solutions for People on the Go, and iGo's logo are our trademarks and are pending registration in certain jurisdictions. This prospectus also contains brand names, logos, servicemarks and trademarks of other companies. Road Warrior is a registered trademark of Road Warrior International, Inc., and is used by permission.

                                  The Offering

 Common stock offered by iGo........................... 5,000,000 shares

 Common stock to be outstanding after the offering..... 19,325,200 shares

 Use of proceeds....................................... We intend to use the net proceeds for investment
                                                        in marketing and
                                                        promotion, and general
                                                        corporate purposes,
                                                        including working
                                                        capital and capital
                                                        expenditures, as well as
                                                        possible strategic
                                                        acquisitions or
                                                        investments.

 Proposed Nasdaq National Market symbol................ IGOC

  Common stock to be outstanding after this offering is based on shares outstanding as of August 31, 1999. It does not include:

  . 1,418,202 shares issuable upon exercise of outstanding options as of August 31, 1999;

  . 1,614,442 shares available for future grant or issuance under our stock option and stock purchase plans as of August 31, 1999; and

  . 56,632 shares issuable upon exercise of warrants outstanding as of August
    31, 1999.

  Except as otherwise noted, all information in this prospectus:

  . reflects a 6-for-1 share stock split that we effected on August 30, 1999;

  . reflects the issuance of 124,982 shares of Series C preferred stock upon conversion of a portion of our outstanding subordinated convertible debt prior to this offering;

  . reflects the conversion of all outstanding shares of preferred stock into shares of common stock at the closing of this offering; and

  . does not take into account the possible issuance of additional shares of common stock to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

                             Summary Financial Data

  The statements of operations data for the years ended December 31, 1996, 1997 and 1998 are derived from our audited financial statements appearing elsewhere in this prospectus. The statements of operations data for the six-month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited interim financial statements appearing elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1995 are derived from unaudited financial statements not included in this prospectus. The summary financial data should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 Six-Month
                                                               Periods Ended
                             Years Ended December 31,            June 30,
                          ----------------------------------  ----------------
                           1995     1996     1997     1998     1998     1999
                          -------  -------  -------  -------  -------  -------
                               (in thousands, except per share data)
Statement of Operations
Data:
Revenues:
 Net product revenue....  $ 1,790  $ 4,508  $ 7,422  $12,318  $ 5,779  $ 7,718
 Development revenue....       --       --      665      502      502       --
                          -------  -------  -------  -------  -------  -------
  Total net revenues....    1,790    4,508    8,087   12,820    6,281    7,718
Gross profit............      575    1,531    2,767    4,218    2,006    2,705
Total operating
 expenses...............      730    1,588    3,674    6,060    2,879    6,332
Loss from operations....     (155)     (57)    (907)  (1,842)    (873)  (3,627)
Net loss attributable to
 common stockholders....  $  (157) $  (116) $(1,026) $(2,133) $  (981) $(4,165)
Net loss per share--
 basic and diluted......  $ (0.03) $ (0.02) $ (0.19) $ (0.36) $ (0.17) $ (0.66)
Weighted-average shares
 outstanding............    5,400    5,400    5,544    5,998    5,939    6,347

  The following table presents summary balance sheet data at June 30, 1999; pro forma to reflect the sale of 850,572 shares of our Series C preferred stock in July 1999 resulting in net proceeds of $5.7 million, the incurrence of $1.2 million of subordinated convertible debt in August 1999 and the issuance of 40,500 shares of common stock upon exercise of a warrant at an exercise price of $0.445 per share in July 1999; and pro forma as adjusted for the conversion of $980,000 of the subordinated debt into 124,982 shares of Series C preferred stock prior to this offering, the conversion of all of our preferred stock (including the shares issued upon conversion of the subordinated debt) into 7,643,054 shares of common stock upon the closing of this offering, and the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $10.00 per share and the application of the net proceeds after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                June 30, 1999
                         ------------------------------
                                     Pro     Pro Forma
                         Actual     Forma   As Adjusted
                         -------   -------  -----------
                               (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $    --   $ 6,935    $52,185
Working capital.........     (43)    6,892     52,142
Total assets............   5,138    12,073     57,323
Long-term portion of
 capital lease
 obligations............     641     1,808        828
Mandatory redeemable
 preferred stock........   8,216    13,966         --
Total stockholders'
 equity (deficit).......  (7,496)   (7,478)    52,718

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the value of our stock could decline and you may lose part or all of your investment.

                         Risks Related To Our Business

We have a limited operating history on which to evaluate our potential for future success

  We were incorporated in 1993 and did not begin to generate meaningful revenues until 1995. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by growth stage companies in new and rapidly evolving markets, such as electronic commerce. These risks include our ability to continue to:

  . sustain historical growth rates;

  . implement our business model;

  . attract new customers, retain existing customers and maintain customer satisfaction;

  . maintain our gross margins in the event of price competition or rising wholesale prices;

  . minimize technical difficulties and system downtime;

  . manage distribution of our direct marketing materials; and

  . attract, train and retain employees.

  If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be harmed.

We have a history of losses and we expect losses for the foreseeable future

  Since our inception in 1993, we have incurred significant net losses, resulting primarily from costs related to developing our proprietary databases, establishing our brand, building our customer contact center, developing relationships with suppliers and attracting users to our website. At June 30, 1999, we had an accumulated deficit of approximately $7.7 million. Although we have experienced an increase in net product revenue each period, this growth may not be sustainable. Because of our plans to invest heavily in marketing and promotion, hire additional employees and enhance our website and operating infrastructure, we expect to incur increasing sales and marketing and general and administrative expenses. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability, although we may be unable to do so. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater.

Our stock price may be adversely affected by significant fluctuations in our quarterly operating results

  Our revenues for the foreseeable future will remain primarily dependent on sales of mobile electronic devices, accessories, batteries and services through our website and our customer contact center. Although independent market research firms forecast that shipments of portable personal computers, the number of wireless subscribers and the market for accessories and batteries for mobile electronic devices will grow substantially over the next few years, we cannot be certain that this growth will actually occur or that our sales will grow at the same rate. We cannot forecast with any degree of certainty the extent of our sales of these products or services. We expect our operating results could fluctuate significantly from quarter to quarter as a result of various factors including:

  . our ability to attract visitors to our website and convert them into customers;

  . the level of merchandise returns we experience;

  . changes and seasonal fluctuations in the buying patterns of our customers;

  . our inability to obtain adequate supplies of high-demand products;

  . unanticipated cost increases or delays in shipping of our products, transaction processing, or production and distribution of our direct marketing materials;

  . unanticipated delays with respect to product introductions; and

  . the costs, timing and impact of our marketing and promotional initiatives.

  Because of these and other factors, we believe that quarter to quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price will likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" for more information on our quarterly operating results.

Establishing the iGo brand is critical to our success

  We recently launched our new iGo brand and with a portion of the proceeds of this offering we plan to implement aggressive traditional and online marketing programs to promote our brand in order to attract visitors to our website. We believe that strengthening the iGo brand will be critical to the success of our business. We cannot be certain that our brand will attract new customers or retain existing customers. Additionally, our new iGo brand may cause confusion to current and potential customers, which may harm our business, financial condition and results of operations.

If we fail to manage expansion effectively, our business and prospects could be seriously harmed

  Our ability to execute our business model in a rapidly evolving market requires an effective planning and management process. At December 31, 1998, we had a total of 60 full-time employees and at June 30, 1999, we had a total of 88 full-time employees. We plan to continue to hire additional employees and to expand our warehouse facilities. This growth has placed, and we expect our anticipated growth to continue to place, a significant strain on our management systems and resources. To manage our growth, we must implement operational and financial systems and controls, and recruit, train and retain new employees. Some key members of our management team have recently been hired. These individuals have had little experience working in our organization. We cannot be certain that we will be able to integrate new executives or other employees into our organization effectively. In addition, there will be significant administrative burdens placed on our management team as a result of our status as a public company. If we do not manage growth effectively, our business, financial condition and results of operations could be harmed.

We depend on our key personnel to manage our business and we may not be able to hire enough additional management and other personnel as our business grows

  Our performance is substantially dependent on the continued services and on the performance of our executive officers, particularly Ken Hawk, our Chief Executive Officer. The loss of the services of any of our executive officers could harm our business. Additionally, we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. In particular, competition for employees that possess knowledge of the Internet industry is intense. None of our employees is bound by an employment agreement for any specific term. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of any of our officers or our inability to attract or retain other qualified employees could harm our results of operations and financial condition. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future, which could harm our business, financial condition and results of operations.

Competition may decrease our market share, net revenues and gross margins and may cause our stock price to decline

  We believe the portable computing and mobile communications market is highly fragmented. In addition, the electronic commerce market in which we operate is new, rapidly evolving and highly competitive. We believe no single competitor competes directly with us with respect to all of the products and services we offer; however, we currently or potentially compete with a variety of companies in the sale of products in specific categories, including:

  . mobile products suppliers such as Targus;

  . mass merchant retailers such as Circuit City and CompUSA;

  . direct marketers such as Buy.com, Insight and Microwarehouse; and

  . traditional mobile device manufacturers such as Fujitsu and Toshiba.

  Many of these current and potential competitors may have the ability to devote substantially more resources to marketing, and systems and website development than we do. In addition, larger and more well-financed entities may acquire, invest in or form joint ventures with our competitors. Some of our competitors may be able to secure products from suppliers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies then we can. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that search for products from a variety of websites, may direct customers to other online merchants. See "Business--Competition."

The loss of our proprietary databases would seriously harm our business

  Our proprietary databases are a key competitive advantage. If we fail to keep these databases current or if the proprietary customer, product, supplier and compatibility information contained in these databases is damaged or destroyed, our business would be seriously harmed and our stock price would decline.

The failure to successfully grow, manage and use our database of customers and users would harm our business

  We intend to continually expand our database of customers, potential customers and website registrants to more effectively create targeted direct marketing offers. We seek to expand our customer database by using information we collect through our website and our customer contact center as well as from purchased or rented lists. We must also continually develop and refine our techniques for segmenting this information to maximize its usefulness. If we are unable to expand our customer database or if we fail to utilize this information successfully, our business model may not be successful. In addition, if federal or state governments enact privacy legislation resulting in the increased regulation of mailing lists, we could experience increased costs in complying with potentially burdensome regulations concerning the solicitation of consents to keep or add customer names to our mailing lists. See "Business--Government Regulation."

Failure of our strategic relationships to attract customers could harm our business

  We intend to continue to establish, leverage and grow key strategic relationships with manufacturers, suppliers and electronic commerce partners to enable us to collect crucial product-specific information, ensure access to adequate product supply and acquire new customers. For example, we recently entered into strategic relationships with the NEC Computer Systems Division, or NEC, and Motorola, that provide us with priority access to new products and gives us the ability to offer a more integrated electronic commerce solution for enterprises. In addition, we plan to establish additional online partnerships that create direct online links from other websites and from the portable computing and mobile communications areas of major Internet portals. For example, we recently entered into an agreement with Ariba, which enables customers to order our products from the Ariba purchasing system, and we recently launched our online affiliate program. We cannot be certain that any of these strategic relationships or partnerships will be successful in attracting new customers. In addition, the strategic relationship with Motorola is not subject to a written agreement and the agreements with Ariba and NEC may be terminated by any party at any time upon written notice. Furthermore, under our agreement with NEC we are currently obligated to purchase at least $4,000,000 of product per year, which requirement may be increased, decreased or waived by NEC in its discretion. Because our agreement with NEC was only recently established, it is uncertain whether we will meet or exceed the stated purchase obligation. Consequently, we cannot be certain that we will be able to maintain these strategic relationships in the future. If these programs fail to attract additional customers or we are unable to maintain these relationships, our business, financial condition and results of operations could be harmed.

We must effectively manage our vendors to minimize inventory risk and maintain our gross margins

  In order to fulfill our orders, we depend upon our vendors to produce sufficient quantities of products according to schedule. We may maintain high inventory levels in some categories of merchandise in an effort to ensure that these products are available to our customers. This may expose us to risks of excess inventory and outdated merchandise, which could harm our business. If we underestimate customer demand, we may disappoint customers who may purchase from our competitors. We also negotiate with our vendors to get the best quality available at the best prices in order to maintain and increase our gross margins. Our failure to be able to manage our vendors effectively would harm our operating results.

Failure of third party suppliers to ship products directly to our customers could harm our business

  For the six months ended June 30, 1999, approximately 15% of our total net revenues were from products shipped to our customers directly from our suppliers. The failure of these suppliers to continue to ship products directly to our customers or to ship products to our customers in a timely manner could result in lost revenues, customer dissatisfaction and damage to our reputation. In addition, if we could not depend on these suppliers to ship products to our customers directly, we would have to carry the products in our inventory, which would expose us to risks of excess inventory, outdated merchandise and increased warehouse costs, all of which could harm our business.

Failure of third-party carriers to deliver our products timely and consistently could harm our business

  Our supply and distribution system is primarily dependent upon our relationships with United Parcel Service, Federal Express and Airborne Express. We ship substantially all of our orders with these carriers. Because we do not have written agreements with these carriers that guarantee continued service, we cannot be sure that our relationships with these carriers will continue on terms favorable to us, or at all. If our relationship with one or more of these carriers is terminated or impaired, or if one or more of these carriers is unable to ship products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business conditions or for any other reason, we would be required to rely on the other carriers. These carriers may not be able to accommodate the increased shipping volume, in which case we may be required to use alternative carriers, with whom we may have no prior business relationship, for the shipment of products to our customers. We may be unable to engage an alternative carrier on a timely basis or upon terms favorable to us. Changing carriers would likely harm our business, financial condition and results of operations. Potential adverse consequences include:

  . reduced package tracking information;

  . delays in order processing and product delivery;

  . increased delivery costs, resulting in reduced gross margins; and

  . reduced shipment quality, which may result in damaged products and customer dissatisfaction.

We may not be able to protect and enforce our trademarks, Internet addresses and intellectual property rights

  We seek to protect our brand and our other intellectual property through a combination of copyright, trade secret and trademark laws. Our iGo brand and our Internet address, www.iGo.com, are important components of our business strategy. We have recently filed federal trademark applications for "iGo," "iGo.com" and "Solutions for People on the Go." We cannot guarantee that any of these trademark applications will be granted. In July 1999, the United States Patent and Trademark Office, or PTO, preliminarily declined registration of "iGo" and "iGo.com" when used in connection with our services because, in the PTO examiner's opinion, there was a likelihood that if these marks were to be registered, they would be confused with a prior trademark registration for "IGO" that covers interactive teaching equipment (PTO Registration No. 2,086,551). In addition, the examiner requested non-substantive revisions to the identification and classification of services. Effective September 30, 1999, we acquired by assignment the rights to the registered mark cited by the PTO examiner and will record this assignment promptly with the PTO. We intend to respond to the PTO's preliminary action prior to the January 15, 2000 deadline. We cannot guarantee that we will be able to secure registration of these marks. If we are unable to secure registration of these marks or otherwise obtain the right to use these marks under contract or common law, we may be required to stop using these marks. This could cause confusion to our customers and in the marketplace and harm our business, financial condition and results of operations. In addition, this could cause confusion to potential investors, which could cause the price of our common stock to decline. We are in the process of filing trademark applications for "iGo," "iGo.com" and our logo in various jurisdictions outside the United States. We cannot guarantee that we will be able to secure the registration of these trademarks in foreign countries, and this may affect our ability to do business in the countries where we currently conduct business or into which we intend to expand.

  In addition, we have received a letter from an individual who owns a federal registration for an "i GO" mark for clothing alleging that our "iGo" mark infringes on his mark, and demanding that we cease and desist the use of our mark. We responded to the allegation disputing this claim. Subsequently, the attorney for this individual has forwarded to us a draft complaint that he claims will be filed unless the matter can be resolved. This draft complaint alleges that the use of our "iGo" mark in connection with our products and services constitutes trademark infringement, trademark dilution, unfair competition and unfair trade practices with respect to his "i GO" mark and seeks injunctive relief, monetary damages, costs and attorney's fees. We anticipate that this complaint will be filed in the United States District Court for the Central District of California on or shortly after the date of this prospectus. We cannot assure you that other third parties will not claim trademark or trade name infringement in the future. If we are unable to secure registrations for these marks, or if a third party claim results in litigation, we may be required to stop using these marks and our name which could harm our business. With or without merit, these disputes can be time consuming and result in costly litigation which may harm our financial results.

  In addition, we currently hold various Internet domain names, including iGo.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights continues to evolve. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. See "Business--Intellectual Property."

The loss of our current toll-free telephone number and associated rights could harm our business

  On July 19, 1999, the company from whom we purchased the rights to the 1-800-Batteries toll-free telephone number and name gave us notice that they believe we have failed to cure a material breach of our agreement with them. The notice also stated that they are terminating their agreement with us and demanding a return of their rights as well as unspecified monetary damages. At the same time, they made a demand for arbitration of the matter with the American Arbitration Association in Richmond, Virginia. We have responded to their demand by formally denying their claims as well as challenging the location of the arbitration proceedings. Many of our customers may rely on the 1-800-Batteries phone number to reach our customer solutions representatives and to the extent that the arbitrator disagrees with our position and allows this agreement to terminate, we could be harmed, although it is difficult to estimate the extent or materiality of such harm. See "Business--Legal Proceedings."

We may be vulnerable to new tax obligations that could be imposed on electronic commerce transactions

  We do not expect to collect sales or other similar taxes or goods shipped into most states. However, one or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and cause purchasing through our website to be less attractive to customers. In October 1998, the United States Congress passed legislation limiting for three years the ability of the states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on electronic commerce. Further, states have attempted to impose sales tax collection obligations on direct marketing sales from businesses such as ours. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the sale of products could harm our business.

If we expand our business internationally, our business would become increasingly susceptible to numerous international risks and challenges that could affect our results of operations

  Although we have not had meaningful international revenues to date, we intend to increase our international sales efforts. International sales are subject to inherent risks and challenges that could affect our results of operations, including:

  . the need to develop new supplier relationships;

  . unexpected changes in international regulatory requirements and tariffs;

  . difficulties in staffing and managing foreign operations;

  . potential adverse tax consequences;

  . price controls or other restrictions on, or fluctuations in, foreign currency; and

  . difficulties in obtaining export and import licenses.

  To the extent we generate international sales in the future, any negative effects on our international business could harm our business, financial condition and results of operations as a whole. In particular, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in our results of operations, and fluctuating exchange rates could cause reduced revenues from dollar-denominated international sales.

Any acquisitions we make could disrupt our business and harm our financial condition

  While we have no current agreements or negotiations underway, we may invest in or buy complementary businesses, products or technologies in the future. In the event of any investments or purchases, we could:

  . issue stock that would dilute the percentage ownership of our current stockholders;

  . incur debt;

  . assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  . incur large and immediate write-offs.

These acquisitions could also involve numerous operational risks, including:

  . problems combining the purchased operations, products or technologies;

  . unanticipated costs;

  . diversion of management's attention away from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of the purchased organizations.

  We cannot assure you that we will be able to successfully integrate any businesses, products or technologies that we might acquire in the future.

The loss of technologies licensed from third parties could harm our business

  We rely to a material extent on technology developed and licensed from third parties. The loss of existing technology licenses could harm the performance of our existing services until equivalent technology can be identified, obtained and integrated. Failure to obtain new technology licenses may result in delays or reductions in the introduction of new features, functions or services, which would harm our business.

We would lose revenues and incur significant costs if our systems or those of material third-parties are not Year 2000 compliant

  The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant could harm our business, financial condition and results of operations. We have obtained assurances from a substantial number of our suppliers that their systems or products are or will be Year 2000 compliant. We have reviewed the Year 2000 readiness disclosures of our major suppliers and service providers.

  To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. However, we may fail to discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the fulfillment and operational facilities that support our business, or our web-hosting facilities, are not Year 2000 compliant, portions of our website may become unavailable and we would be unable to deliver services to our customers. In addition, there can be no assurance that third-party software, hardware or services incorporated into our internal systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could harm our business, financial condition and results of operations. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent customers from accessing our services, any of which would harm our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Our business, financial condition and results of operations could be harmed if we were to be liable for defects in the products we offer

  We may be subject to product liability claims for the products we sell. While we believe that our product liability coverage of $4,000,000 is currently adequate, we can provide no assurance that the insurance can be maintained in the future at a reasonable cost or in amounts sufficient to protect us against losses due to liability. A successful liability claim brought against us in excess of relevant insurance coverage could harm our business, financial condition and results of operations.

Damage to or destruction of our warehouse could result in loss of our inventory, which could harm our business, financial condition and results of operations

  If all or most of the inventory in our warehouse were damaged or destroyed, we might be unable to replace the inventory in a timely manner and, as a result, be unable to process orders in a timely manner or at all. Approximately 85% of the products we sell come from the inventory in our warehouse. We cannot be certain that we would be able to replace the inventory as quickly as our customer orders demand, which may result in the loss of revenue and customers, which would harm our business, financial condition and results of operations.

                     Risks Related To The Internet Industry

We are dependent on the continued development of the Internet infrastructure

  Our industry is new and rapidly evolving. Our business would be harmed if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

  . inadequate Internet infrastructure;

  . inconsistent quality of service; and

  . unavailability of cost-effective, high-speed service.

  If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. In addition, websites, including ours, have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. We anticipate that these outages or delays will occur from time to time in the future and, if they occur frequently or for extended periods of time, Internet usage, including usage of our website, could grow more slowly or decline.

Our long-term success depends on the development of the electronic commerce market, which is uncertain

  Our future revenues substantially depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Demand for recently introduced products and services over the Internet is subject to a high level of uncertainty. Although independent market research firms forecast that the number of Internet users worldwide will grow substantially in the next few years, we cannot be certain that this growth will occur or that our sales will grow at the same rate. The development of the Internet as a viable commercial marketplace is subject to a number of risks including:

  . potential customers may be unwilling to shift their purchasing from traditional vendors to online vendors;

  . insufficient availability of or changes in telecommunications services could result in slower response times, which could delay the acceptance of the Internet as an effective commerce medium;

  . continued growth in the number of Internet users;

  . concerns about transaction security;

  . continued development of the necessary technological infrastructure;

  . development of enabling technologies; and

  . uncertain and increasing government regulations.

Rapid technological change could render our websites and systems obsolete and require significant capital expenditures

  The Internet and the electronic commerce industry are characterized by rapid technological change, sudden changes in customer requirements and preferences, frequent new product and service introductions incorporating new technologies and the emergence of new industry standards and practices that could render our existing websites and transaction processing systems obsolete. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, on our ability:

  . to enhance our existing products and services; and

  . to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

  The development of websites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively or adapt our website, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards which could harm our business. Updating our technology internally and licensing new technology from third parties may require significant additional capital expenditures and could affect our results of operations.

We are exposed to risks associated with electronic commerce security and credit card fraud, which may reduce collections and discourage online transactions

  Consumer concerns about privacy or the security of transactions conducted on the Internet may inhibit the growth of the Internet and electronic commerce. To date, approximately 75% of our customer purchases have been made with credit cards. To securely transmit confidential information, such as customer credit card numbers, we rely on encryption and authentication technology that we license from third parties. We cannot predict whether the algorithms we use to protect customer transaction data will be compromised. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any security breaches. The measures we take to protect against security breaches may not be successful. Our failure to prevent security breaches could harm our business.

  To date, we have suffered minor losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders in each case. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions could reduce our revenues and harm our business.

We could face liability for information displayed on and communications through our website

  We may be subject to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our website. These types of claims have been brought, sometimes successfully, against Internet companies as well as print publications in the past. We also utilize email as a marketing medium, which may subject us to potential risks, such as:

  . liabilities or claims resulting from unsolicited email;

  . lost or misdirected messages; or

  . illegal or fraudulent use of email.

These claims could result in substantial costs and a diversion of our management's attention and resources, which could harm our business.

Efforts to regulate or eliminate the use of mechanisms that automatically collect information on visitors to our website may interfere with our ability to target our marketing efforts

  Websites typically place a small tracking program on a user's hard drive without the user's knowledge or consent. These programs automatically collect data about any visits that a user makes to various websites. Website operators use these mechanisms for a variety of purposes, including the collection of data derived from users' Internet activity. Most currently available Internet browsers allow users to elect to remove these tracking programs at any time or to prevent this information from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of these tracking mechanisms. Any reduction or limitation in the use of this software could limit the effectiveness of our sales and marketing efforts.

We could face additional burdens associated with government regulation of and legal uncertainties surrounding the Internet

  New Internet legislation or regulation or the application of existing laws and regulations to the Internet and electronic commerce could harm our business, financial condition and results of operations. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to electronic commerce. Although there are currently few laws and regulations directly applicable to electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services. For example, the United States Congress recently enacted Internet laws regarding children's privacy, copyrights and transmission of sexually explicit material. In addition, the European Union recently enacted its own Internet privacy regulations. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations regarding the Internet may decrease the growth of the Internet or electronic commerce, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. In addition, if we were alleged to have violated federal, state or foreign civil or criminal law, we could be subject to liability, and even if we could successfully defend such claims, they may involve significant legal compliance and litigation costs. See "Business-- Government Regulation."

                         Risks Related To This Offering

Management may apply the proceeds of this offering to uses that do not improve our results of operations or increase our market value

  Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not increase our results of operations or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

There has been no prior market for our common stock and a public market for our securities may not develop or be sustained

  Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. See "Underwriting."

Substantial sales of our common stock could cause our stock price to decline

  If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, then the market price of our common stock could fall. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of all shares of common stock, warrants and options exercisable into shares of common stock have agreed not to sell any of these securities for 180 days after the effective date of the offering without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion, release all or any portion of the securities subject to these lock-up agreements.

  We will file a registration statement to register all shares of common stock under our stock option plan shortly following this offering. After this registration statement is effective and upon expiration or release of applicable lock-up restrictions, shares issued upon exercise of stock options will be eligible for resale in the public market without further restriction. In addition, the holders of 13,844,172 shares of our common stock and a warrant to purchase an additional 40,500 shares of our common stock hold registration rights. After expiration or release of applicable lock-up restrictions, we will be obligated, under certain limited circumstances and subject to specified conditions and limitations, to use our best efforts to register these shares for resale. See "Description of Capital Stock--Registration Rights."

Because our officers and directors will own approximately 45.2% of the outstanding common stock after this offering, you and other investors will have minimal influence on stockholder decisions

  We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 45.2% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. As a result, these stockholders could approve or cause us to take actions of which you disapprove or that are contrary to your interests and those of other investors. See "Principal Stockholders."

Our growth and operating results would be impaired if we were unable to meet our future capital requirements

  We currently anticipate that the proceeds of this offering, together with our existing cash balances and available credit will be sufficient to meet our liquidity needs for at least the next 12 months. We expect that we will continue to experience negative operating cash flow in the near term. Accordingly, we may need to raise additional amounts of capital if our estimates of revenues, working capital or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Such funds may not be available at the time or times needed, or available on terms acceptable to us. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of our current stockholders, and any new securities we may issue may have rights senior to the rights of our common stock. If adequate funds are not available, or are not available on acceptable terms, our business could be harmed.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

  Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders. Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. See "Description of Capital Stock--Delaware Law and Certain Provisions of our Certificate of Incorporation and Bylaws."

Our common stock price is likely to be highly volatile as is typical of Internet-related companies

  The market price of our common stock is likely to be highly volatile as is the stock market in general, and the market for Internet-related companies in particular. Investors may not be able to resell their shares of our common stock at acceptable prices, if at all, following periods of volatility because of the market's adverse reaction to volatility. The trading prices of the stock of many Internet-related companies' stocks have reached historical highs during 1999 and have reflected valuations substantially above historical levels. During the same period, the market price of the stock of these companies has also been highly volatile. We cannot assure you that our stock will trade at the same levels of other Internet stocks, that Internet stocks in general will sustain their current market prices or that our stock will sustain its initial public offering price.

  Factors that could cause volatility may include, among other things:

  . changes in financial estimates by securities analysts;

  . any deviations in net revenues or in losses from levels expected by securities analysts;

  . conditions or trends in the Internet industry;

  . changes in the market valuations of Internet-related companies;

  . announcements by us or our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

  . additions or departures of key personnel;

  . future sales of common stock; and

  . volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

We may be subject to litigation if our common stock price is volatile

  In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources which would harm our business, financial condition and results of operations. Any adverse determination in this litigation could also subject us to significant liabilities.

The purchasers in this offering will immediately experience substantial dilution in net tangible book value

  Because our common stock has been sold previously at prices substantially less than the initial public offering price that you will pay, you will suffer immediate and substantial dilution in pro forma net tangible book value. The exercise of outstanding options and warrants may result in further dilution.

This prospectus contains forward-looking statements that involve risks and uncertainties

  This prospectus contains forward-looking statements that relate to future events or our future financial performance, which involve risks and uncertainties. We use words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" and similar expressions to identify forward-looking statements. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the 5,000,000 shares of common stock in the offering are estimated to be approximately $45.3 million, assuming an initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $52.2 million. The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate further access to public markets. We intend to use approximately half of the net proceeds for investment in sales and marketing, and the remainder for general corporate purposes, including working capital and capital expenditures, as well as possible strategic acquisitions or investments. Although we may use a portion of the net proceeds to acquire complementary businesses, products or technologies, we currently have no commitments or agreements for any acquisitions or investments and are not involved in negotiations regarding any acquisitions or investments. Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have not paid any cash dividends since inception and do not intend to pay any cash dividends in the foreseeable future. In addition, the terms of our credit agreement prohibit the payment of dividends on our capital stock.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the sale of 850,572 shares of our Series
    C preferred stock in July 1999 resulting in net proceeds of $5.7 million, the incurrence of $1.2 million of subordinated convertible debt in August 1999 and the issuance of 40,500 shares of common stock upon exercise of a warrant at an exercise price of $0.445 per share in July 1999; and

  . on a pro forma basis as adjusted to reflect the conversion of $980,000 of the subordinated debt into 124,982 shares of Series C preferred stock prior to this offering, the conversion upon the closing of the offering of all outstanding shares of preferred stock (including the shares issued upon conversion of the subordinated debt) into 7,643,054 shares of common stock, and the sale of the common stock offered hereby at an assumed initial public offering price of $10.00 per share and the receipt of the net proceeds therefrom, after deducting the estimated expenses and underwriting discounts and commissions payable by iGo.

  The outstanding share information excludes 960,378 shares of common stock issuable on exercise of outstanding options as of June 30, 1999, with a weighted-average exercise price of $0.19 per share, 56,632 shares of common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $2.26 per share, and 1,940,376 shares of common stock, net of outstanding options, available for future grant under our stock option plan as of June 30, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to the financial statements. See "Use of Proceeds" and "Management--Stock Plans."

                                                        June 30, 1999
                                                 -----------------------------
                                                            Pro     Pro Forma
                                                 Actual    Forma   As Adjusted
                                                 -------  -------  -----------
                                                       (in thousands)

Short-term debt and current portion of capital
 lease obligations.............................. $   676  $   676    $   676
                                                 =======  =======    =======
Long-term portion of debt and capital lease
 obligations.................................... $   641  $ 1,808    $   828
Mandatory redeemable preferred stock, no par
 value, 6,722,700 shares authorized, 6,667,500
 shares issued and outstanding, actual;
 7,762,500 shares authorized, 7,518,072 shares
 issued and outstanding pro forma; no shares
 authorized, issued or outstanding, pro forma as
 adjusted.......................................   8,216   13,966         --

Stockholders' equity (deficit):
 Preferred stock, $0.001 par value, no shares
  authorized, issued or outstanding, actual or
  pro forma; 5,000,000 shares authorized, no
  shares issued or outstanding, pro forma as
  adjusted......................................      --       --         --
 Common stock, no par value, 17,332,500 shares
  authorized, 6,641,646 shares issued and
  outstanding, actual; 52,237,500 shares
  authorized, 6,682,146 shares issued and
  outstanding, pro forma; $0.001 par value,
  50,000,000 shares authorized,
  19,325,200 shares issued and outstanding, pro
  forma as adjusted.............................       7        7         19
 Additional paid-in capital.....................   1,202    1,220     61,404
 Receivable from stockholder....................     (48)     (48)       (48)
 Deferred compensation..........................    (995)    (995)      (995)
 Accumulated deficit............................  (7,662)  (7,662)    (7,662)
                                                 -------  -------    -------
Total stockholders' equity (deficit)............  (7,496)  (7,478)    52,718
                                                 -------  -------    -------
Total capitalization............................ $ 1,361  $ 8,296    $53,546
                                                 =======  =======    =======

                                    DILUTION

  The pro forma net tangible book value of our common stock as of June 30, 1999, was approximately $7.3 million or $0.51 per share of common stock. Net tangible book value per share represents the amount of stockholders' equity, net of intangible assets of $174,000, divided by 14,325,200 shares of common stock outstanding after giving effect to the sale of our Series C preferred stock in July 1999, the issuance of $1.2 million of subordinated convertible debt in August 1999 and conversion of $980,000 of this debt into Series C preferred stock prior to this offering, the issuance of common stock upon exercise of a warrant in July 1999 and the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

  Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering made hereby and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 5,000,000 shares of common stock in this offering at an assumed initial offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 1999, would have been approximately $52.5 million or $2.72 per share. This represents an immediate increase in net tangible book value of $2.21 per share to existing stockholders and an immediate dilution in net tangible book value of $7.79 per share to purchasers of common stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share...............       $10.00
    Pro forma net tangible book value per share as of June 30,
     1999........................................................ $0.51
    Increase in pro forma net tangible book value per share
     attributable to new investors...............................  2.21
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         2.72
                                                                        ------
   Dilution per share to new investors...........................       $ 7.79
                                                                        ======

  The following table sets forth on a pro forma basis as of June 30, 1999, after giving effect to the sale of our Series C preferred stock in July 1999, the issuance of $1.2 million of subordinated convertible debt in August 1999 and conversion of $980,000 of this debt into Series C preferred stock prior to this offering, the issuance of common stock upon exercise of a warrant in July 1999 and the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering, the differences between the existing stockholders and the purchasers of shares in this offering, at the assumed initial offering price of $10.00 per share, with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 14,325,200   74.1% $14,498,928   22.5%  $ 1.01
   New stockholders............  5,000,000   25.9   50,000,000   77.5    10.00
                                ----------  -----  -----------  -----   ------
     Total..................... 19,325,200  100.0% $64,498,928  100.0%
                                ==========  =====  ===========  =====

  The foregoing tables assume no exercise of the underwriters' over-allotment option and, except as set forth above, no exercise of any stock options and warrants outstanding as of June 30, 1999. As of June 30, 1999, there were options outstanding to purchase a total of 960,378 shares of common stock at a weighted average exercise price of $0.19 per share. In addition, as of June 30, 1999, there were warrants outstanding to purchase 56,632 shares of common stock (assuming the conversion of all preferred stock into common stock) at a weighted average exercise price of approximately $2.26 per share which are not expected to be exercised prior to the offering. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and note 9 of the notes to the financial statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the financial statements and related notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from the financial statements included elsewhere in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing herein. The statements of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999, actual, are derived from unaudited interim financial statements included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from unaudited financial statements not included in this prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial condition, results of operations and cash flows have been included. The pro forma balance sheet data at June 30, 1999 reflects the sale of our Series C preferred stock in July 1999, the incurrence of $1.2 million of subordinated convertible debt in August 1999 and the issuance of common stock upon exercise of a warrant in July 1999.

                                                                    Six-Month Periods
                                Years Ended December 31,             Ended June 30,
                          ----------------------------------------  ------------------
                           1994    1995    1996    1997     1998     1998      1999
                          ------  ------  ------  -------  -------  -------  ---------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Net product revenue...  $  675  $1,790  $4,508  $ 7,422  $12,318  $ 5,779   $ 7,718
  Development revenue...      --      --      --      665      502      502        --
                          ------  ------  ------  -------  -------  -------   -------
    Total net revenues..     675   1,790   4,508    8,087   12,820    6,281     7,718
Cost of goods sold......     448   1,215   2,977    5,320    8,602    4,275     5,013
                          ------  ------  ------  -------  -------  -------   -------
Gross profit............     227     575   1,531    2,767    4,218    2,006     2,705
Operating expenses:
  Sales and marketing...     126     451     943    2,485    3,883    1,934     3,815
  Product development...      48      33      87      113      511      160       712
  General and
   administrative.......      58     246     558    1,076    1,666      785     1,805
                          ------  ------  ------  -------  -------  -------   -------
    Total operating
     expenses...........     232     730   1,588    3,674    6,060    2,879     6,332
                          ------  ------  ------  -------  -------  -------   -------
Loss from operations....      (5)   (155)    (57)    (907)  (1,842)    (873)   (3,627)
Other income (expense),
 net....................     (11)     (2)     12       21      (44)     (33)     (211)
                          ------  ------  ------  -------  -------  -------   -------
Net loss................     (16)   (157)    (45)    (886)  (1,886)    (906)   (3,838)
Preferred stock
 dividends..............      --      --     (71)    (140)    (247)     (75)     (327)
                          ------  ------  ------  -------  -------  -------   -------
Net loss attributable to
 common stockholders....  $  (16) $ (157) $ (116) $(1,026) $(2,133) $  (981)  $(4,165)
                          ======  ======  ======  =======  =======  =======   =======
Net loss per share--
 basic and diluted......  $(0.00) $(0.03) $(0.02) $ (0.19) $ (0.36) $ (0.17)  $ (0.66)
                          ======  ======  ======  =======  =======  =======   =======
Weighted-average shares
 outstanding............   5,400   5,400   5,400    5,544    5,998    5,939     6,347
                          ======  ======  ======  =======  =======  =======   =======
                                      December 31,                    June 30, 1999
                          ----------------------------------------  ------------------
                           1994    1995    1996    1997     1998    Actual   Pro Forma
                          ------  ------  ------  -------  -------  -------  ---------
                                              (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $   29  $   50  $1,012  $    --  $ 2,504  $    --   $ 6,935
Working capital.........      51    (218)  1,125      157    3,447      (43)    6,892
Total assets............     187     330   1,886    2,384    5,536    5,138    12,073
Long-term portion of
 capital lease
 obligations............      --      --      --       20       23      641     1,808
Mandatory redeemable
 preferred stock........      --      --   1,539    1,680    7,890    8,216    13,966
Total stockholders'
 equity (deficit).......     (29)   (172)   (288)  (1,314)  (3,425)  (7,496)   (7,478)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

Overview

  iGo was incorporated in March 1993 and began offering products for sale later that year, but did not generate meaningful revenues until 1995. For the period from inception to 1995, our operating activities related primarily to the development of our proprietary databases and to locating favorable sources of supply. In 1995, we launched our first direct marketing campaign and focused on building sales volume and fulfillment capabilities, and in 1996, we launched our website. Since 1997, we have significantly increased the depth of our management team to help implement our growth strategy. We have recently expanded our senior management team to include a Vice President of Sales and Marketing, Chief Information Officer, Vice President of Operations, Chief Financial Officer and Vice President and General Manager, E-Commerce. In June 1997, we relocated from San Jose, California to Reno, Nevada to take advantage of lower operating costs for our customer contact and fulfillment centers.

  Revenues from sales of products and shipping fees are recognized at the time the merchandise is shipped to customers, net of any discounts and reserves for expected returns. The majority of orders are shipped the same day they are received. To date, approximately 75% of customer purchases have been made with credit cards. We generally receive payment from the credit card companies within one to four business days after shipment of the product. We also extend credit terms, typically net 30 days, to corporate accounts that we have evaluated for creditworthiness. Inventory is carried at the lower of cost or market. We use the first-in-first-out method to determine cost. Advertising and promotional costs are expensed as incurred and are recorded net of any cooperative advertising amounts due from our suppliers at that time. In the case of direct mail campaigns, the expenses are recorded at the time the promotional piece is mailed to potential customers because the projected future revenue stream from these mailings, which can occur over a two month period, cannot be ultimately determined at the time the mailing occurs.

  We incurred net losses of $45,000 in 1996, $886,000 in 1997 and $1.9 million in 1998. For the six months ended June 30, 1999, our net loss was $3.8 million. At June 30, 1999, we had an accumulated deficit of approximately $7.7 million. The net losses resulted from costs associated with marketing programs to attract new customers, developing our website and proprietary databases and the development of our operational infrastructure.

  We plan to invest heavily in marketing and promotion, to hire additional employees and to enhance our website and operating infrastructure. Therefore we expect to incur increasing sales and marketing, general and administrative and product development expenses. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability, although we may never be able to do so. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater.

Six Months Ended June 30, 1998 and 1999

  Net Product Revenue. Net product revenue consists of product sales to customers and outbound shipping charges, net of any discounts and reserves for expected returns. Net product revenue increased from $5.8 million for the six months ended June 30, 1998 to $7.7 million for the six months ended June 30, 1999. The increase in net product revenue reflects expanded marketing efforts.

  Development Revenue. Development revenue represents sales of proprietary products developed and manufactured for a specific customer. No product development revenue was generated for the six months ended June 30, 1999, as compared to $502,000 for the six months ended June 30, 1998. This decrease reflects our strategy of focusing on the sale of products with broad appeal to individuals and businesses rather than on proprietary products for a specific customer's application. We do not anticipate generating significant development revenue in the future.

  Cost of Goods Sold. Cost of goods sold consists primarily of the cost of products sold to customers, inbound shipping expense and outbound shipping charges. Cost of goods sold increased from $4.3 million for the six months ended June 30, 1998 to $5.0 million for the six months ended June 30, 1999. The improvement in gross margin from 32% to 35% reflects improved sourcing and purchasing capabilities and a shift to higher margin products in the overall sales mix.

  Sales and Marketing. Sales and marketing expenses consist primarily of advertising costs, fulfillment expenses, credit card costs and the salary and benefits of our sales, marketing and customer contact center personnel. Advertising and promotional expenses include online marketing efforts, print advertising, trade shows and direct marketing costs. Sales and marketing expenses increased from $1.9 million for the six months ended June 30, 1998 to $3.8 million for the six months ended June 30, 1999. The increase primarily reflected an increase in advertising and promotional costs, including direct campaigns to promote our website. Advertising and promotional expenses increased from $1.1 million for the six months ended June 30, 1998 to $2.3 million for the six months ended June 30, 1999. All other sales and marketing expenses consisting primarily of payroll expenses increased from $866,000 for the six months ended June 30, 1998 to $1.5 million for the six months ended June 30, 1999. We intend to continue to pursue an aggressive marketing strategy to attract new customers. Therefore, we expect sales and marketing expenses to increase significantly in absolute dollar terms in future periods.

  Product Development. Product development expenses consist primarily of payroll and related expenses for merchandising and website personnel, site hosting fees and web content and design expenses. Product development expenses increased from $160,000 for the six months ended June 30, 1998 to $712,000 for the six months ended June 30, 1999. This increase is the result of expenses incurred to improve our website interface, the introduction of new Internet-based technology and the overall expansion of our mobile product offerings. We intend to continue to build the infrastructure necessary to provide a high level of service. Therefore, we expect product development expenses to increase.

  General and Administrative. General and administrative expenses consist of salaries and related costs for our executive, administrative and finance personnel, support services and professional fees, as well as general corporate expenses such as rent and depreciation. General and administrative expenses increased from $785,000 for the six months ended June 30, 1998 to $1.8 million for the six months ended June 30, 1999. This increase was primarily attributable to increased personnel as well as costs associated with the complete upgrade of our customer contact database and finance systems including depreciation and service costs. We upgraded these systems in January 1999 to increase functionality and to provide for expected growth. In addition, for the six months ended June 30, 1999, we recorded $898,000 in deferred compensation for new option grants to employees and directors and expensed $90,000, principally related to these grants. This deferred compensation amount represents the difference between the deemed fair value of the common stock and the exercise price at the time the options were granted.

  Other Income (Expense), Net. Other expense, net, consists primarily of net interest income earned on cash and cash equivalents and loss resulting from sale-leaseback transactions. Other expense, net, increased from $33,000 for the six months ended June 30, 1998 to $211,000 for the six months ended June 30, 1999, primarily as a result of a $219,000 loss incurred on the sale and leaseback of computer equipment and software, resulting from the system upgrade in January 1999, partially offset by $32,000 in interest income for the period ended June 30, 1999.

Fiscal Years Ended December 31, 1996, 1997 and 1998

  Net Product Revenue. Net product revenue increased from $4.5 million in 1996 to $7.4 million in 1997 and to $12.3 million in 1998. The increase in net product revenue reflects expanded marketing efforts.

  Development Revenue. In 1997, we received a contract from a major retailing chain to develop a customized battery power and charging solution for mobile cash register carts. These products were shipped between December 1997 and February 1998. We do not anticipate generating significant development revenue in the future.

  Cost of Goods Sold. Cost of goods sold increased from $3.0 million in 1996 to $5.3 million in 1997 and to $8.6 million in 1998 primarily as a result of increased sales volume between 1996 and 1997. Gross margins increased from 34.0% to 34.2% as a result of improved sourcing. In 1998, our gross margin decreased to 33% as a result of a moderate shift in the sales mix to higher volume corporate accounts with more aggressive multi-unit pricing and the establishment of a reserve for inventory obsolescence in the amount of $109,000, the equivalent of 1.3% of total cost of goods sold and 5.9% of loss from operations. The reserve for obsolescence was established to account for estimated writedowns on slower moving inventory items as a result of increased inventory levels during 1998.

  Sales and Marketing. Sales and marketing expenses increased from $943,000 in 1996 to $2.5 million in 1997 and to $3.9 million in 1998. The overall increase in sales and marketing expenses reflects expanded marketing efforts to attract new customers and an increase in personnel to support our growing business. Expanded marketing efforts accounted for $1.1 million of the increase from 1996 to 1997 and $496,000 of the increase from 1997 to 1998. The increase in personnel represents $354,000 of the increase from 1996 to 1997 and $626,000 of the increase from 1997 to 1998. Overall, sales and marketing expenses represented 21%, 31% and 30% of net revenues for each of the years in the three-year period ended December 31, 1998.

  Product Development. Product development expenses increased from $87,000 in 1996 to $113,000 in 1997 and to $511,000 in 1998. These increases were the result of enhancements to our website to increase its functionality and ease of use.

  General and Administrative. General and administrative expenses increased from $558,000 in 1996 to $1.1 million in 1997 and to $1.7 million in 1998. The increase from 1996 to 1997 of $518,000 was attributable to increased facility expenses and moving costs associated with our relocation from San Jose, California to Reno, Nevada as well as an increase in personnel. Overall, facilities expenses increased by $119,000, moving costs totalled $81,000 and the addition of personnel increased expenses by $112,000 from 1996 to 1997. The increase from 1997 to 1998 of

$590,000 primarily reflects additional personnel. During 1998, we recorded total deferred stock compensation of $203,000 in connection with option grants to employees and directors during the year. Of this total amount, $15,000 was expensed during 1998 and included in general and administrative expenses. The remaining $188,000 will be expensed on a straight-line basis over the four-year vesting period of the options.

  Other Income (Expense), Net. Other income, net, increased from $12,000 in 1996 to $21,000 in 1997 as a result of interest earned on the proceeds from our Series A preferred stock offering in June 1996. In 1998, we incurred other expense, net, of $44,000 on working capital advances under a revolving credit facility through October 1998 offset by interest earned on the proceeds from our Series B preferred stock offering in October 1998.

  Income Taxes. As of December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of $2.8 million, which expire beginning in 2011. We have provided a full valuation allowance on the deferred tax asset because of uncertainty regarding its utilization. Changes in the ownership of our common stock, as defined in the Internal Revenue Code of 1986, as amended, may restrict our ability to realize the benefit of the carryforwards. To date, we have not been required to make any federal income tax payments.

Quarterly Results of Operations

  The following table sets forth unaudited quarterly statements of operations data for each of the six quarters in the period ended June 30, 1999. In the opinion of management, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our results of operations for those periods. This information should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                       Three-Month Periods Ended
                         ----------------------------------------------------------
                         Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,
                           1998      1998      1998      1998      1999      1999
                         --------  --------  --------- --------  --------  --------
                                             (in thousands)
Revenues:
  Net product revenue... $ 2,825   $ 2,954    $ 3,140  $ 3,399   $ 3,478   $ 4,240
  Development revenue...     502        --         --       --        --        --
                         -------   -------    -------  -------   -------   -------
    Total net revenues..   3,327     2,954      3,140    3,399     3,478     4,240
Cost of goods sold......   2,273     2,002      2,079    2,248     2,274     2,739
                         -------   -------    -------  -------   -------   -------
Gross profit............   1,054       952      1,061    1,151     1,204     1,501
Operating expenses:
  Sales and marketing...     758     1,176        939    1,010     2,033     1,782
  Product development...      78        82         95      256       371       341
  General and
   administrative.......     373       412        409      472       745     1,060
                         -------   -------    -------  -------   -------   -------
    Total operating
     expenses...........   1,209     1,670      1,443    1,738     3,149     3,183
                         -------   -------    -------  -------   -------   -------
Loss from operations....    (155)     (718)      (382)    (587)   (1,945)   (1,682)
Other income (expense),
 net....................     (18)      (15)       (33)      22        21      (232)
                         -------   -------    -------  -------   -------   -------
    Net loss............ $  (173)  $  (733)   $  (415) $  (565)  $(1,924)  $(1,914)
                         =======   =======    =======  =======   =======   =======

  Our net product revenue has increased successively each quarter as a result of sales to new customers, repeat purchases by existing customers and overall growth from the installed base of mobile electronic devices requiring accessories and batteries. Gross margins have improved as we have found better sources for products and leveraged our buying power. Our sales and marketing, product development and general and administrative expenses have generally increased as we have aggressively built our operational infrastructure and marketed our solution to new customers. Our spending on marketing and promotional activities to attract new customers has historically been influenced by our access to capital. For example, in the third quarter of 1998 and the second quarter of 1999, the total amount spent on sales and marketing declined compared to the preceding quarter. This also impacts the comparability of our results of operations for the six quarters in the period ended June 30, 1999.

  We believe that we may experience seasonality in our business. Traditionally, business-related purchases decline in the summer months and consumer purchasing peaks in the fourth quarter. We believe Internet usage also has the same seasonal patterns. Any seasonality in our business may have been obscured due to our net product revenue growth in each successive quarter and the number of new customers added each period. See "Risk Factors" for a discussion of other factors affecting our quarterly results of operations.

Liquidity and Capital Resources

  We have financed our operations primarily through the sale of preferred stock, capital lease obligations and revolving credit facilities. As of June 30, 1999, we have received $7.4 million from the sale of preferred stock, net of issuance costs. Of this amount, $1.4 million was received in June 1996 and $6.0 million in October 1998. Proceeds from equipment financed under a sale-leaseback transaction, net of principal repayments, amounted to $694,000 during the six months ended June 30, 1999.

  Net cash used in operating activities was $3.0 million for the six months ended June 30, 1999, $2.5 million for the year ended December 31, 1998, $798,000 for the year ended December 31, 1997 and $397,000 and for the year ended December 31, 1996. Net cash used in operating activities consisted primarily of net losses, as well as increased inventory balances and fluctuation in accounts receivable between periods, partially offset by increased depreciation and reserve accounts. Between December 31, 1997 and December 31, 1998, accounts receivable decreased by $497,000 as a result of a decrease in development revenues. Between December 31, 1998 and June 30, 1999, accounts receivable increased by $1.5 million as a result of increased sales to corporate accounts. The provision for sales returns as a percentage of gross revenues increased from 4% to 7% and to 13% for the years ended December 31, 1996, 1997 and 1998, respectively. This increase reflects a broadening of our product offering from model-specific accessories to include other mobile devices.

  Net cash used in investing activities was $774,000 for the six months ended June 30, 1999. The majority of this amount was financed through sale-leaseback transactions. The terms of the lease line provide a total facility of $2.0 million, of which $1.3 million was available at June 30, 1999 and requires repayment over 30 to 36 months. Net cash used in investing activities was $848,000 for the year ended December 31, 1998, $133,000 for the year ended December 31, 1997 and $109,000 for the year ended December 31, 1996, and reflects purchases of equipment commensurate with the overall growth of our business. Net cash used in investing activities consists primarily of capital expenditures for computers, software and office furniture, as well as costs to acquire Internet domain names.

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

  Net cash provided by financing activities was $1.3 million for the six months ended June 30, 1999, $5.9 million for the year ended December 31, 1998 and $1.5 million for the year ended December 31, 1996. Cash provided by financing activities reflected sales of preferred stock in 1996 and 1998 and equipment leases and bank borrowings in 1999. Net cash used in financing activities was $82,000 for the year ended December 31, 1997 and reflected the repayment of a short-term note.

  As of June 30, 1999, we had $583,000 outstanding under our line of credit agreement which bore interest at 1.75% over prime (or 9.5% at June 30, 1999) and was repaid prior to the expiration of this line of credit on August 31, 1999. On June 23, 1999, we entered into a lease to finance the acquisition of equipment. The lease expires 42 months from the date of the lease. As of June 30, 1999, the aggregate obligation under this capital lease was $734,000.

  On July 30, 1999, we received gross proceeds of $5.8 million from the sale of Series C preferred stock and entered into a loan agreement which provides for borrowings of up to $3.5 million. Borrowings under this credit facility bear interest at 11% per annum, are due in 36 months and are secured by substantially all of our assets. The terms of the debt require interest-only payments for the first 12 months and interest and principal repayments for the next 24 months. This debt is secured but subordinate to future credit arrangements with banks of similar lenders. As of August 31, 1999, we had an outstanding balance of $1.2 million. However, the debt holder has elected to convert, contingent upon the closing of this offering, $980,000 of the outstanding principal to preferred stock at a 15% premium over the price per share paid by the Series C investors, resulting in the issuance of 124,982 shares to the debt holder.

  We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated working capital and capital expenditure needs for at least the next 12 months. We may need to raise additional funds before the expiration of the 12 month period in the event that we pursue strategic acquisitions or experience operating losses that exceed our expectations. If we raise additional funds through the issuance of equity securities or convertible debt securities, our existing stockholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if it is available, the terms may not favorable to our stockholders or us.

Year 2000 Compliance

  Impact of the Year 2000 Computer Problem. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have experienced no Year 2000 issues with any of our material internal systems, and we do not expect to experience any. As a result, we have not adopted a specific Year 2000 contingency program.

  State of Readiness of Our Internal Systems. In 1999, we upgraded our customer contact and financial systems as part of the expansion of our business. We have obtained assurances from our third-party vendors for these new systems and all other material systems in use by us that such systems are Year 2000 compliant.

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

  State of Readiness of Our Operations. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. We have developed a questionnaire to help us determine whether our suppliers are Year 2000 compliant and sent it to our largest suppliers. All of these vendors have responded that they are Year 2000 compliant. Even if some of our vendors are not Year 2000 compliant, we have alternative sources of supply. We believe that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, Year 2000 problems at such third-party facilities will not have a material impact on our operations.

  Cost of Year 2000 Compliance. We replaced all of our major internal systems less than a year ago to increase functionality and to accommodate expected growth. These new systems have been certified Year 2000 compliant. All of our systems and operations are being reviewed by our own information technology employees. To date, we have made no material expenditures for Year 2000 compliance. Based on our assessment to date, we do not anticipate that costs associated with remediating our internal systems will exceed $50,000.

  Additional Risks. Although we believe our internal systems are Year 2000 compliant, if our belief is incorrect, any failure of our internal systems to be Year 2000 compliant could result in a decrease in sales of our products, an increase in allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems. Failures of our internal systems could temporarily prevent us from processing orders, issuing invoices, and developing products, and could require us to devote significant resources to correcting such problems. An example of our worse case scenario would be if one or more of our computers were not Year 2000 compliant or if an employee were to load a non-compliant software program onto his or her computer. Should this happen, we would replace the computer with a computer we know is compliant or remove the software from the computer. We keep spare computers in inventory that we know are compliant.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. Although the Company does not believe SFAS No. 133 will have a material impact on its financial statements, because of the complexity of SFAS No. 133, the ultimate impact has not yet been determined.

Market Risk

  Our exposure to market risk for changes in interest rates is limited to the exposure related to our debt instruments which are tied to market rates. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to invest in high-quality, investment-grade securities. As a result, we do not believe that we are subject to material market risk.

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                                    BUSINESS

Overview

  iGo is a leading provider of hard-to-find, model-specific accessories and services for mobile electronic devices such as laptop computers, cellular phones and handheld electronic organizers. We provide a compelling electronic commerce solution for the highly fragmented portable computing and mobile communications marketplace by utilizing the convenience and functionality of the Internet. Our business combines the following key elements:

  . our proprietary product, supplier and compatibility databases;

  . our use of search technology to simplify the ordering process;

  . our capability to rapidly ship business-critical orders;

  . our focus on a high repeat purchase and replacement market; and

  . our ability to offer customized solutions for corporate customers.

  As a result of these factors, we have rapidly grown our net revenues and our customer database, maintained high gross margins and established a leading online destination to serve our market. From 1995 to 1998, our net revenues increased at an annual growth rate of more than 90%. Our gross margins grew from 32% for the six months ended June 30, 1998 to 35% for the six months ended June 30, 1999. Our customer database includes profiles of over 525,000 mobile users and detailed transaction histories on over 150,000 buyers. Approximately 50% of the Fortune 500 have purchased products or services from us. In addition, we have developed strategic relationships with key business partners such as Ariba, Motorola and NEC.

Industry Background

Portable Computing and Mobile Communications Marketplace

  The use of portable computers and mobile communications devices has grown rapidly due to infrastructure and hardware improvements which have simplified use, increased portability and reduced equipment and cellular airtime cost. International Data Corporation, or IDC, estimates that there were 15.5 million portable personal computers, or PCs, shipped in 1998 and that 29.3 million portable PCs will ship in 2003. Dataquest estimates that there were approximately 187 million digital wireless subscribers worldwide at the end of 1998 and that the number of subscribers will grow to 590 million by the end of 2002. Sherwood Research Inc., an independent research firm focused on the mobile products market, estimates that the market for accessories and batteries for mobile electronic devices will grow from $5.4 billion in 1999 to $8.1 billion in 2001.

  Busy professionals and other time-constrained people are increasingly incorporating mobile electronic devices into their daily lives. The more these individuals utilize the functionality of their mobile electronic devices, the more dependent they become on these devices to maintain their lifestyles and work patterns. Individuals and businesses are increasingly willing to spend more on mobile devices, accessories, batteries and services to increase productivity and add flexibility. Emerging handheld devices which combine computing and communications features, such as email-capable pagers, palmtop computers and personal digital assistants are likely to continue to be increasingly critical in the daily routines of their users, even more so than single-function devices such as laptops and cellular phones. As the number and utilization of these devices increases, the demand for consistent and reliable accessories, batteries and other supporting products will increase.

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Growth of the Internet and Electronic Commerce

  The Internet has emerged as a global communications medium, enabling millions of users to obtain and share information, interact with each other and conduct business electronically. IDC estimates that the number of Internet users worldwide will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003. The increasing adoption of the Internet as an important communications tool provides businesses with a new, attractive vehicle to deliver product information, market and sell products and services and provide ongoing customer support. IDC estimates that worldwide electronic commerce revenue will increase from approximately $50 billion in 1998 to more than $1.3 trillion in 2003, representing a compound annual growth rate of approximately 90%.

  The widespread adoption of intranets and the acceptance of the Internet as a business communications platform has also created a foundation for business-to-business electronic commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Internet-based, business-to-business electronic commerce is poised for rapid growth and is expected to represent an even larger opportunity than business-to-consumer electronic commerce. According to IDC, business-to-business electronic commerce is expected to account for more than 80% of the dollar value of electronic commerce in the United States by 2003. In addition, because business transactions are typically recurring and nondiscretionary, the average order size and lifetime value of a business-to-business customer is generally greater than that of an individual consumer.

The Online Market Opportunity for Mobile Electronic Devices

  The Internet represents an attractive medium to reach users of portable computing and mobile communications products. In addition, these businesses and individual consumers are not well served by traditional channels, which include mobile device manufacturers, traditional retailers and mail-order companies. There is a significant market opportunity for electronic commerce companies to meet the needs of this large and underserved marketplace. This opportunity stems from the capabilities created by the Internet medium and the nature of the products and the limitations of the traditional buying process:

  . The Nature of the Products. Most accessories and batteries for laptop computers, cellular phones and handheld electronic devices are brand and model-specific, creating a complex set of product/accessory combinations that will continue to proliferate as new device models are introduced. In addition, these products are peripheral and are often overlooked by manufacturers and retailers in the industry, who typically focus on the newest hardware models.

  . No One-Stop Source. Laptop computers, cellular phones and other handheld electronic devices are manufactured and distributed by many companies and there is no one complete source for model-specific products and accessories in this fragmented marketplace. Unlike the personal computer, book and music markets, there is no major distributor that carries even a fraction of the products needed to serve the mobile device and accessories market. As the installed base of mobile electronic devices continues to grow, it becomes increasingly difficult to maintain the comprehensive selection of products and accessories essential to meet the purchasing needs of individuals and businesses.

  . Lack of Customer Service Capabilities. Consumers are interested in obtaining the right accessories and batteries for their mobile electronic devices quickly and easily. However, mobile device manufacturers and traditional retailers are focused primarily on selling the

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   newest "big ticket" products and are therefore typically unable to adequately serve peripheral markets, which include model-specific accessories and batteries. Generally, manufacturers and retailers are not adequately staffed or trained to handle the wide array of product availability and compatibility questions.

  Because online retailers can leverage centralized inventories and the data-intensive nature of the Internet, they can overcome these limitations to offer a solution that combines a broad product selection, convenient access, rapid delivery and excellent customer service for mobile devices, model-specific accessories, batteries and services.

The iGo Solution

  Through our iGo.com website and customer solutions representatives, we enable businesses and individual consumers to efficiently identify, locate and purchase model-specific accessories and services for mobile electronic devices. Our proprietary relational databases of over 6,500 products from more than 350 suppliers, combined with our comprehensive industry knowledge and service expertise, create a valuable one-stop solution for our customers. We believe that our business model offers a comprehensive Internet-based solution with significant benefits to mobile device manufacturers, business enterprises, mobile professionals and other people on the go.

  Our mission is to provide solutions that give people freedom and flexibility over their lives and increase their business productivity. As an online merchant, we are not constrained by shelf space and can offer customers a vast selection of mobile electronic devices and accessories. In addition, by serving a large global market through centralized distribution and operations, we can realize significant cost advantages relative to traditional retailers. We also provide customized Internet stores to meet the complete product and service needs of businesses that have large mobile professional staffs and field personnel.

  Key elements of the iGo solution include:

  Comprehensive Selection of Mobile Products. We believe that we offer the world's largest selection of portable computing and mobile communications devices, batteries and accessories. We offer over 6,500 accessories and batteries compatible with the majority of brands and models of mobile devices sold over the past fifteen years. In addition, approximately 2,000 of our most popular stock keeping units, or SKUs, are kept in inventory and can be delivered overnight to customers throughout the United States.

  Proprietary Relational Databases. We have developed a proprietary relational database architecture that enables our customers to accurately match their mobile accessories to compatible device brands and models. Our databases contain over 29,000 unique combinations of SKUs, brands and models, with unique original equipment manufacturer part numbers, high resolution images and detailed product specifications. Our supplier database includes information on over 350 suppliers around the world. Our databases were assembled from primary research conducted over six years and would be difficult for potential competitors to replicate, especially since mobile device manufacturers often do not maintain information on older model devices, accessories and batteries.

  Authoritative Source for Mobile Product Information. We provide our customers with solutions by answering important technical support questions and making purchase recommendations for mobile devices and accessories. Our industry knowledge enables us to better serve our customers. Our product reference guide and our quality customer service encourage repeat purchases and

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

word-of-mouth referrals. By leveraging authoritative content such as our proprietary "High-Tech Tips for Road Warriors(R)" book and our website resources, we have been able to create commerce opportunities to attract and retain customers. Our online support enables customers to efficiently find solutions to their problems in the field.

  Strong Direct Marketing Expertise. Our direct marketing experience has allowed us to develop an effective customer acquisition and retention model. Since our inception in 1993, we have assembled detailed profiles of over 525,000 mobile users. These profiles typically include the brands and models of each user's portable devices along with the original advertising lead source that prompted the user to contact us. In addition, this database contains detailed transaction histories on over 150,000 of our customers. The knowledge derived from these detailed transaction histories enables us to electronically recommend model-specific and customer-specific accessories and devices.

  Corporate and Manufacturer Benefits. Corporate purchasing managers use iGo to simplify the process of purchasing mobile devices and accessories. We enable enterprises to efficiently support their skilled mobile workforces and protect their investment in expensive, productivity-enhancing computing and communications devices by providing batteries and accessories that keep these devices running. We also effectively solve the problem of how to support older models of laptops. Manufacturers work closely with us to provide product specification information and free customer referrals because we provide quality service to their customers. We save manufacturers money on call center and customer service costs by handling after-market battery and accessory sales for their laptops and cell phones.

Strategy

  Our strategy is to continue to offer a comprehensive, Internet-based solution that provides significant benefits to all participants in the mobile product marketplace, including manufacturers, business enterprises, mobile professionals and other people on the go. Our goal is to be the leading one-stop solution for the mobile product marketplace, and to reach this goal, we plan to:

  Aggressively Build the iGo Brand. We intend to capitalize on our early-market entry advantage to become the leading electronic commerce solution for individuals and businesses. We are pursuing an aggressive brand development strategy through mass market advertising, targeted one-to-one marketing, online promotions and iGo-branded products. In addition, we sticker many of our products with our brand, our website address and our toll free telephone number. As a result, we have a large and growing "sticker salesforce" in the field working to drive direct sales when products wear out and need to be replaced.

  Improve the iGo.com Shopping Experience. We believe our comprehensive selection of hard-to-find, model-specific accessories, batteries, mobile electronic devices, and services, together with our advanced search functionality and highly-trained customer solutions representatives, provides consumers with a compelling online shopping experience. We recently upgraded the user interface and functionality of our website, and we plan to continuously improve our customers' online shopping experience. We use our knowledge of the problems faced by people on the go to better target and serve consumers. For example, we have published and distributed our "High-Tech Tips for Road Warriors(R)" book, and we plan to add a fully searchable version of this helpful content on our website to increase our customer support and improve our customer loyalty.

  Enhance Our Proprietary Databases. In order to offer the highest value to our customers and extend our leadership position, we must continue to update our proprietary product, supplier,

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compatibility and customer databases. New mobile devices are introduced almost daily. We will continue to grow our relationships with customers, suppliers and mobile product manufacturers in order to obtain the data necessary to expand and update our compatability databases. For example, we have agreements with suppliers that provide us detailed information on and access to large new products as they are released.

  Focus on the Corporate Market. We intend to leverage our brand, our electronic commerce platform and our operating infrastructure to pursue additional opportunities in the corporate market. We have implemented a customized Internet store for Dell Computer and Lucent Technologies, and we plan to increase our online corporate sales by expanding the number of customized corporate Internet stores that we operate. We have also been approved as a launch partner for Ariba's international enterprise purchasing system which will enable us to sell our products to large enterprises worldwide.

  Pursue International Opportunities. We believe the global reach of the Internet, the international scope of many of our corporate customers and the worldwide demand for mobile devices present opportunities for us to expand internationally. A majority of our current product offering is compatible with products used internationally. We plan to leverage our relational databases, our industry expertise and our existing supplier infrastructure to expand into Europe and Asia within the next 12 months.

  Pursue Strategic Acquisitions and Alliances. There are many businesses serving certain elements of the mobile device market. We intend to pursue opportunities to acquire companies to further enhance our one-stop solution. We also plan to acquire customer lists or technologies that extend our reach and service capabilities. For example, in 1997, we acquired the mobile database of 61,000 customers from Hello Direct, a direct marketer of telephone accessories. In addition, we intend to pursue strategic alliances with electronic commerce companies and mobile product manufacturers to create direct online links to iGo.com.

The iGo.com Experience

  We offer a comprehensive online shopping destination for customers in search of solutions to their portable computing and mobile communications needs. We offer products, services and content geared to the unique requirements of mobile professionals and other people on the go. Our proprietary databases enable shoppers to easily identify the exact products and services they need. Our customized content contains recommendations for solutions to problems typically faced by mobile professionals and others who use laptop computers, cell phones and other portable electronic devices.

  iGo.com provides customers with a compelling shopping experience. Customers shopping at iGo.com are greeted by a home page that is designed for efficient shopping. We enable people to shop for mobile devices, accessories, batteries and services in a number of ways. Depending on their preferences, customers can shop by keyword search, accessory category, device category, product guide item number, brand or model. Daily specials and other promotions are also prominently featured on the iGo.com home page and elsewhere on our website. Corporate customers are directed to information about corporate discounts and customized buying programs.

  On our home page, we offer shoppers valuable advice tailored to their needs. Our "Solutions for You" section answers frequently-asked questions and makes purchase recommendations for

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"Frequent flyers," "Globe-trotters," "Road-sters," "Telecommuters" and "Train-
trekkers" and other people on the go. Our proprietary editorial section, entitled "High-Tech Tips for Road Warriors(R)," answers frequently-asked questions about mobile devices and accessories. We also offer real-time text chat with our customer solutions representatives for our online customers who need technical support or purchase advice. Customers can also contact our highly-trained customer solutions representatives via a toll-free telephone number. The overall customer experience is designed to provide expertise and responsiveness to customers who are often frustrated by the traditional means of inquiring about and purchasing mobile electronic devices and accessories.

Product Offerings

  We focus on providing a comprehensive selection of quality products for mobile professionals and other people on the go. Prices typically range from $69 to $269, but can be as low as $3 and as high as $4,300. We offer an extensive selection of product categories, including:

  . Laptop Computer Accessories and Services. We offer a broad selection of model-specific laptop accessories including batteries, chargers, power adapters, car cords, external storage media, modems, port replicators, peripherals, mobile software and carrying cases. We also offer wireless data services for laptop users.

  . Cellular Phones, Accessories and Services. We offer the most popular models of cellular phones from Nokia and Ericsson, as well as AT&T cellular phone service. We offer model-specific accessories including batteries, hands-free devices, chargers, power adapters, car cords, laptop modem adapters and protective cases.

  . Handheld Electronic Devices and Accessories. We offer a large selection of handheld devices, including Palm and Windows CE devices, from companies such as 3Com, Casio, Compaq, Everex, Motorola and Philips. We also carry a wide selection of model-specific accessories for these products, including batteries, modems, stylus tools, software and peripherals.

  . Other Mobile Devices and Travel-Related Products. We offer a large selection of often hard-to-find mobile and travel accessories, including two-way radios, Global Positioning Systems or GPS devices, presentation equipment, camcorder batteries, digital cameras, carrying cases, and international power and phone adapters. We also offer mobile and travel-related software.

Strategic Relationships

  We intend to continue to establish and leverage key strategic relationships with mobile device manufacturers, suppliers and electronic commerce partners. We recently entered into a strategic sourcing and marketing relationship with the NEC Computer Systems Division, or NEC, a leading global supplier of computer products. This relationship provides us with direct Internet and phone links from NEC to our customer solutions representatives. In addition, our relationship with NEC allows us to purchase products directly from NEC pursuant to our reseller agreement, which increases our gross margin on those products, and gives us direct access to detailed mobile product cross-reference information. We plan to replicate this program with several of the top laptop manufacturers to continue to expand and update our product and compatibility databases and to increase high gross margin sales.

  We have been approved as a launch partner for the new Ariba enterprise purchasing system. This electronic commerce-based system allows global enterprises to automate the requisition,

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

approval, purchasing and delivery of supplies and services. Our relationship with Ariba enables their customers to quickly and easily order our entire range of products from within the Ariba purchasing system. We plan to leverage this relationship with Ariba to further penetrate enterprises worldwide with our solution.

  Our strategic relationship with Motorola allowed us early access to the Motorola StarTAC(R) Clip-on Organizer for Motorola's StarTAC(R) telephone. Our relationship with Motorola also includes product sourcing for our iGo-branded products. Motorola is currently designing and manufacturing a number of cellular phone batteries exclusively for iGo.

  Our strategic relationship with Motorola is not subject to a formal written agreement and our agreements with NEC and Ariba are terminable by either party at any time upon written notice. In addition, under our agreement with NEC we are currently obligated to purchase at least $4,000,000 of product per year, which requirement may be increased, decreased or waived by NEC in its discretion. Because our agreement with NEC was only recently established, it is uncertain whether we will meet or exceed the stated purchase obligation. Consequently, these relationships will continue to evolve over time. We can provide no assurance that these relationships will continue on their current terms or at all.

Marketing and Customer Acquisition

  We employ a combination of traditional and online marketing programs to acquire customers and build brand awareness. These programs are designed to cost-effectively acquire high-value mobile users as customers and generate online sales. We believe our marketing and advertising strategy efficiently reaches mobile customers in the environments in which they use our products--at home, at work and while traveling. In addition, because we sell devices, accessories and batteries for leading national brands, we believe that we are able to leverage the large advertising and promotional investments of mobile device manufacturers to generate demand for the products we sell. Following the completion of this offering, we expect to significantly increase our investment in marketing, advertising and promotion to acquire and retain customers.

  Offline Marketing and Promotion. Our offline advertising strategy is based on multiple media, including print, radio, outdoor and direct mail. We advertise in key business periodicals such as Business Week and Forbes; technology magazines such as Mobile Computing and PC World; in-flight magazines such as American Way and Sky; and national newspapers such as The Wall Street Journal and USA Today. We also advertise in 30-second radio spots in metropolitan areas with large numbers of mobile customers.

  We use our product reference guide as a cost-effective vehicle to drive customers to our website. We distribute approximately 13 million of these full-color direct mail pieces annually. Mobile device manufacturers provide cooperative advertising support to subsidize the cost of producing this guide. Our product reference guide demonstrates our comprehensive mobile product selection and creates strong brand awareness. We also use our direct mail pieces to promote the benefits of shopping online in general, as well as the specific benefits of shopping on our website, including special Internet promotions.

  Online Marketing and Promotion. Our online marketing and promotion strategy is designed to build brand recognition, increase customer traffic to our website, acquire new customers and encourage repeat purchasing behavior. Through our advertising and promotions, we target mobile

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

professionals and other people on the go who are themselves purchasers or who influence the purchase of mobile products and accessories at work. Our advertising campaigns are designed to identify with the unique needs of these people, who typically require products and services to simplify their lives, as well as complete solutions to their everyday portable computing and mobile communications problems.

  We have developed four primary means of reaching our potential customers online: banner advertising, sponsorships, outbound email marketing and an online affiliate program. We place banner advertisements on websites targeted to the needs and interests of mobile professionals. We also buy banners through keyword searches on major online portals such as Lycos and Yahoo! We have entered into marketing and sponsorship arrangements with electronic commerce companies such as MSN, Portera.com and Stamps.com. These arrangements generally provide for us to be the preferred mobile electronics product retailer on their websites. Our affiliate program is designed to create incentives for others to create inbound links that connect directly to our website. We pay our registered affiliates a referral fee of 7% to 15% of the purchase price based upon annual sales generated through these referrals of any sale generated via their link to our website. Finally, we attempt to maximize the value of our 525,000 person mobile user database by delivering special product offerings to customers and prospects via email. For example, we can send special promotions to all owners of cell phones or only to owners of a certain brand, or we can send email to customers at a specified time period after initial purchase to remind them to replace their laptop batteries.

Corporate Sales

  Our corporate sales team targets large corporations, medium-to-small businesses and government agencies and educational institutions, in an effort to generate large and recurring orders and to direct sales to our website. In particular, our corporate sales representatives target enterprises with large field salesforces or large installed bases of laptop computers or cell phones, including pharmaceutical, insurance, financial, telecommunications and consulting companies. To date, we have sold products to approximately 50% of the Fortune 500.

  Our corporate sales team generates leads from individual purchasers within large organizations found in our user database, by conducting primary research and outbound calls, by meeting corporate purchasing managers in the field and by responding to corporate requests for proposals. In addition, we have begun to enter into relationships with large companies, such as Dell Computer and Lucent Technologies, in which we offer a secure online purchasing solution dedicated to their authorized employees. In these customized Internet stores, site design, product pricing and SKUs available for sale can all be tailored and controlled to meet the needs of our corporate customers.

  As of June 30, 1999, we employed 11 corporate account managers and a director of corporate sales. Following completion of this offering, we plan to significantly increase the number of corporate account managers.

Customer Service

  Our goal is to provide our customers with the highest level of customer support. Our customer solutions representatives are available in our customer contact center 24 hours-per-day, 365 days-per-year. Representatives handle contacts with customers, through telephone, fax, email and live text chat. We will add voice over Internet protocol capabilities beginning in the fourth quarter of 1999. Our support services include product inquiries, ordering, technical support and customer service issues. We provide a high level of support by utilizing our sophisticated product and compatibility databases and by training our representatives with the in-depth knowledge required to meet the needs of mobile professionals and other people on the go.

  We have retained a third-party call center to handle overflow or possible disaster conditions. Representatives in this third-party call center have been trained in our customer service philosophy.

Technology and Operations

  We have developed a scalable, secure and reliable technology infrastructure to support our website and customer contact center, as well as to maintain and integrate our proprietary databases, our supply chain, and our accounting, finance and management reporting functions. Our website is designed to be accessible from all standard browsers without the need for additional client software. Our systems are designed to capture large amounts of customer-specific data, which is important to our ability to provide superior post-sale service and to target customers for future purchases. We also incorporate a variety of encryption and fraud detection technologies designed to protect the privacy of customer information and the integrity of customer transactions.

  Our software system architecture uses industry standard technologies to maximize reliability and scalability. We use Secure Socket Layer for secure transactions. Our applications run on arrays of Intel-based server systems running Microsoft Windows NT and SQL Server. To scale our service as traffic increases, we believe that we need only to install additional servers or increase the number of processors per server. Our production data and hosting center is located at Internet Emporium in Phoenix, Arizona, which provides routing and high bandwidth communication lines to a variety of major Internet backbone providers, as well as 24 hour-per-day monitoring and support. Our production data center also includes multiple redundant backup systems and power generators. We maintain server and bandwidth overcapacity at our hosting center so that if traffic spikes or a server fails we can maintain service for our entire user base.

  We believe that our technology platform provides state-of-the-art electronic commerce functionality and integration, including the following key systems:

  . DB2 and MS Access relational databases;

  . sophisticated enterprise accounting and logistics software;

  . Onyx total customer relationship management software;

  . real-time Internet customer service from Facetime;

  . automated email response technology from Kana;

  . automated call distribution through a Nortel phone switch; and

  . the IBM Net.Commerce electronic commerce platform.

  In addition, we plan to implement a next-generation integrated communications system in the fourth quarter of 1999. This system will allow us to manage all customer contacts, including live text chat, customer emails, voice over Internet Protocol, incoming calls and outgoing calls through single workstations. It will also enable contacts to be routed to appropriate customer support representatives based upon the inquiry and the appropriate skill level of each representative. Further, this system will provide our customers, at their option, Integrated Voice Response technology which will allow them to place an order, check status of an existing order or determine their account balance automatically.

  We manage our own fulfillment center where we receive, pick, pack and ship our products. We believe controlling the fulfillment process is important to providing a high standard of customer care. Control of our fulfillment center allows us to expedite shipments, balance resource needs and maintain direct contact with our customers. We currently stock approximately 2,000 of our most popular inventory items in our fulfillment center. We frequently evaluate sales volume, new product offerings and marketing forecasts to balance inventory levels with the growth of our business.

Competition

  The portable computing and mobile communications market is highly fragmented. In addition, the electronic commerce market in which we operate is new, rapidly evolving and highly competitive. Our competitors operate in a number of different distribution channels, including electronic commerce, traditional retailing, catalog retailing and direct selling. We believe no single competitor competes directly with us with respect to all of the products and services we offer; however, we currently or potentially compete with a variety of other companies in the sale of products in specific categories, including:

  . mobile products suppliers such as Targus;

  . mass merchant retailers such as Circuit City and CompUSA;

  . direct marketers such as Buy.com, Insight and Microwarehouse; and

  . traditional mobile device manufacturers such as Fujitsu and Toshiba.

  Many of these current and potential competitors may have the ability to devote substantially more resources to marketing, and systems and website development than we do. In addition, larger and more well-financed entities may acquire, invest in or form joint ventures with our competitors. Some of our competitors may be able to secure products from suppliers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies then we can. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that search for products from a variety of websites, may direct customers to other online merchants.

  We believe that the principal competitive factors in our marketplace are product selection and customer service. While there can be no assurance that we will be able to compete successfully against current and future competitors, we believe our ability to compete favorably is enhanced by our proprietary product database, our strategic supplier relationships, and our sophisticated logistics and supply management capabilities. We believe that any competitor that seeks to establish an electronic commerce presence within our marketplace will confront significant challenges. Among these challenges are developing the required software and technology infrastructure, establishing an efficient supply and logistics system, and most importantly, establishing a comprehensive database of industry products, suppliers and customers.

Intellectual Property

  We regard our brand and substantial elements of our website and relational databases as proprietary and seek their protection through trademark, service mark, copyright and trade secret laws as critical to our success. We enter into non-disclosure agreements with our employees and consultants, and generally with strategic partners. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use our intellectual property without our authorization.

  Our iGo brand and our Internet address, www.iGo.com, are important components of our business strategy. We have recently filed federal trademark applications for "iGo," "iGo.com" and "Solutions for People on the Go." In July 1999, the United States Patent and Trademark Office, or PTO, preliminarily declined registration of "iGo" and "iGo.com" when used in connection with our services because, in the PTO examiner's opinion, there was a likelihood that if these marks were to be registered, they would be confused with a prior trademark registration for "IGO" that covers interactive teaching equipment (PTO Registration No. 2,086,551). In addition, the examiner requested non-substantive revisions to the identification and classification of services. Effective September 30, 1999, we acquired by assignment the rights to the registered mark cited by the PTO examiner and will record this assignment promptly with the PTO. We intend to respond to the PTO's preliminary action prior to the January 15, 2000 deadline. We cannot guarantee that we will be able to secure registration of these marks. See "Risk Factors--We may not be able to protect and enforce our trademarks, Internet addresses and intellectual property rights."

  We also rely to a material extent on technology developed and licensed from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. The loss of existing technology licenses could harm the performance of our existing services until equivalent technology can be identified, obtained and integrated. Failure to obtain new technology licenses may result in delays or reductions in the introduction of new features, functions or services, which would harm our business. We have not been notified that our technologies infringe on the proprietary rights of others. However, there can be no assurances that third parties will not claim infringement in the future. We expect that the continued growth of the Internet will result in an increasing number of infringement claims as legal standards related to our market continue to evolve. Any such claim, with or without merit, could be time consuming, result in costly litigation, and may have a material adverse effect on our business and results of operations.

  In addition, we have received a letter from an individual who owns a federal registration for an "i GO" mark for clothing alleging that our "iGo" mark infringes on his mark, and demanding that we cease and desist the use of our mark. We responded to the allegation disputing this claim. Subsequently, the attorney for this individual has forwarded to us a draft complaint that he claims will be filed unless the matter can be resolved. This draft complaint alleges that the use of our "iGo" mark in connection with our products and services constitutes trademark infringement, trademark dilution, unfair competition and unfair trade practices with respect to his "i GO" mark and seeks injunctive relief, monetary damages, costs and attorney's fees. We anticipate that this complaint will be filed in the United States District Court for the Central District of California on or shortly after the date of this prospectus. We intend to vigorously defend our position if and when this action is actually filed. We cannot assure you that other third parties will not claim trademark or trade name infringement in the future. If we are unable to secure registrations for these marks, or if a third party claim results in litigation, we may be required to stop using these marks and our name which could harm our business. With or without merit, these disputes can be time consuming and result in costly litigation which may harm our financial results.

Government Regulation

  Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, this legislation could subject us to potential liability, which in turn could harm our business. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services, or increase the cost of doing business, or otherwise harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of electronic commerce.

  Several states have also proposed legislation that would limit the use of personal information gathered online or require websites to establish privacy policies. The Federal Trade Commission has also initiated action against at least one website regarding the manner in which information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products or services, increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our products and services are accessible throughout the United States, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state. We are qualified to do business in California and Nevada. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation of this kind, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business, financial condition or results of operations.

Employees

  As of June 30, 1999, we had 88 full-time employees, including 34 in our customer contact center, 22 in sales and marketing, 24 in technology and operations, and 8 in executive management and administration. We devote, and will continue to devote, substantial resources to attract high-quality employees and build a strong corporate culture that encourages and rewards success. We believe that our investments in recruiting and training help us attract and retain key managers and productive employees. None of our employees is represented by a labor union, we have never experienced a work stoppage and we consider our employee relations to be good.

Facilities

  Our corporate offices are located in Reno, Nevada. We rent approximately 18,120 square feet under a five-year lease that expires in September 2002. The lease also contains an option to renew for an additional five-year term. We anticipate that we will require additional space in the near future and we are negotiating with our landlord to add an additional 40,000 feet to our current facility by February 2000.

Legal Proceedings

  From time to time we are involved in litigation incidental to the conduct of our business. We are not party to any lawsuit or proceeding that, in our opinion, is likely to seriously harm our business.

  On July 19, 1999, the company from whom we purchased the rights to the 1-800-Batteries telephone number and name gave us notice that they believe we have failed to cure a material breach of our agreement with them. The notice also stated that they are terminating their agreement with us and demanding a return of their rights as well as unspecified monetary damages. At the same time, they made a demand for arbitration of the matter with the American Arbitration Association in Richmond, Virginia. We have responded to their demand by formally denying their claims as well as challenging the location of the arbitration proceedings. We intend to defend our position vigorously in any applicable arbitration proceedings. Many of our customers may rely on the 1-800-Batteries phone number to reach our customer solutions representatives and to the extent that the arbitrator disagrees with our position and allows this agreement to terminate, we could be harmed, although it is difficult to estimate the extent or materiality of such harm.

  On October 11, 1999, in the Second Judicial District Court of the State of Nevada in and for the County of Washoe, Microflex Corporation filed a lawsuit against us and certain of our employees based upon circumstances surrounding our hiring of several former Microflex employees. The suit alleges that we have induced certain former Microflex employees to breach the terms of their nondisclosure and nonsolicitation agreements with Microflex, that we have interfered with Microflex's contractual relations and prospective economic advantage, and that we have engaged in unfair competition. Microflex seeks injunctive relief, monetary damages, costs and attorney's fees. We are currently investigating the facts surrounding these claims and consulting with legal counsel regarding this matter. While we intend to vigorously defend our actions in this matter, we cannot be certain that we will be successful in our defense. Furthermore, if we are unsuccessful in defending this action, any remedies awarded to Microflex could harm our business.

  We anticipate that an individual will soon file a lawsuit challenging our use of our "iGo" mark as infringing against his "i GO" mark. For a discussion of the circumstances surrounding this matter, see "--Intellectual Property" and "Risk Factors--We may not be able to protect our trademarks, Internet adress and intellectual property rights."

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information regarding our executive officers and directors as of August 31, 1999:

 Name                          Age Position
 ----                          --- --------
 Ken Hawk....................   36 Chairman of the Board, President, Chief
                                    Executive Officer and Chief Energizing
                                    Officer
 Mick Delargy................   35 Senior Vice President, Finance and Business
                                    Development, Chief Financial Officer and
                                    Secretary
 Robert Bauer................   48 Vice President, Sales and Marketing
 Joe Bergeon.................   58 Chief Information Officer
 Lou Borrego.................   33 Vice President, Operations
 Ken Stockman................   31 Vice President and General Manager, E-
                                   Commerce
 Darrell Boyle (1)...........   51 Director
 David Callard (2)...........   61 Director
 Peter Gotcher (1)(2)........   39 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Ken Hawk is the founder of iGo and has served as Chairman of our board of directors, President, Chief Executive Officer and Chief Energizing Officer since our incorporation in March 1993. Mr. Hawk was the Multimedia Product Manager for Windows at Microsoft Corporation from June 1992 until September 1992 and ran North American Operations for Venture Manufacturing Singapore from November 1988 until September 1991. From June 1986 until November 1988, he served as Silicon Valley District Sales Manager for Silicon Systems, Inc., a subsidiary of TDK. Mr. Hawk holds a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University.

  Mick Delargy has served as our Senior Vice President, Finance and Business Development, Chief Financial Officer and Secretary since July 1999. He also served as our Vice President, Finance and Operations from May 1996 to June 1997. From August 1997 to July 1999, Mr. Delargy served as Senior Vice President of Finance and Business Development for Accolade, Inc. (now Infogrames North America). From April 1992 to May 1996, he served as Chief Financial Officer of Storybook Heirlooms. From January 1987 to April 1992, Mr. Delargy served as an Audit Manager for KPMG Peat Marwick. Mr. Delargy holds a B.S. in business administration and a B.S. in accounting from the University of Kansas and is a certified public accountant.

  Robert Bauer has served as our Vice President, Sales and Marketing since January 1999. From December 1997 to December 1998, Mr. Bauer served as Vice President of Marketing for Intelogis Corporation. From January 1995 to August 1997, Mr. Bauer served as Vice President of the Mobile Computing Division for US Robotics/3Com. From March 1984 to November 1994, he held a number of sales and marketing positions with Compaq Computer Corporation, most recently as Director of North American Product Marketing. Mr. Bauer holds a B.A. in design from the University of California at Davis.

  Joe Bergeon has served as our Chief Information Officer since June 1999. From February 1997 to June 1999, Mr. Bergeon served as Project Manager/Business Consultant at Howard Consulting Group.

From September 1994 to January 1997, he was Publisher of the Electronic Source Book, and from March 1983 to November 1993 served as President of Bertech Industries. Mr. Bergeon holds a B.S. in engineering from the City University of New York and an M.B.A. from Arizona State University.

  Lou Borrego has served as our Vice President, Operations since July 1999 and served as our Chief Financial Officer from October 1997 to June 1999. From June 1996 to October 1997, Mr. Borrego served as Vice President of Corporate Lending at Sun State Bank. From February 1994 to June 1996, he served as Vice President of Corporate Lending at First Interstate Bank, where he served as Commercial Finance Team Leader from June 1993 to February 1994. From March 1990 to March 1993, Mr. Borrego served as Controller/Director of Operations of Moran Brothers Inc. Mr. Borrego holds a B.S. in accounting from the University of Southern California.

  Ken Stockman has served as our Vice President and General Manager, E-Commerce since August 1999. From June 1998 until August 1999, Mr. Stockman served as Vice President, E-Commerce for SelfCare. From January 1998 until June 1998, he served as Manager of the Strategic Ventures Group at NBC Enterprises. From May 1993 until January 1998, Mr. Stockman served in a variety of direct marketing and on-line positions with The Walt Disney Company, most recently as Manager of New Initiatives for Disney Direct Marketing. Mr. Stockman holds a B.S. in Business Administration from the California Polytechnic State University, San Luis Obispo, and an M.B.A from the University of California at Los Angeles.

  Darrell Boyle has served as a member of our board of directors since January 1997. Mr. Boyle has served as President of Trailblazer Consultants since October 1994. From March 1990 to September 1994, he served as the senior marketing executive for the Graphics Business Unit of Microsoft Corporation. Mr. Boyle holds a B.S. in business administration from the University of Colorado and an M.B.A. from Capital University.

  David Callard has served as a member of our board of directors since June 1996. Mr. Callard has served as the President of Wand Partners Inc. since January 1991. From 1972 to 1989, he served in various capacities with Alex. Brown & Sons Incorporated, including those of Director, Managing Director and General Partner. Mr. Callard holds an A.B. from Princeton University and a J.D. from New York University School of Law. He also serves on the boards of directors of Panorama Trust, Information Management Associates, Inc. and Chartwell Re Corporation.

  Peter Gotcher has served as a member of our board of directors since October 1998. Mr. Gotcher has served as a Venture Partner with Institutional Venture Partners since January 1997. Mr. Gotcher founded and served as President and Chief Executive Officer of Digidesign Inc. from October 1983 until its merger with Avid Technology, Inc. in January 1995, after which he served as the General Manager of Digidesign and Executive Vice President of Avid until May 1996. Mr. Gotcher holds a B.A. in English literature from the University of California at Berkeley. He also serves on the board of directors for Avid Technology, Inc.

Board Composition

  We currently have four directors. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected.

Board Committees

  Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Mr. Callard and Mr. Gotcher. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, makes inquiries about the scope of audit and other services by our independent auditors, makes inquiries about the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. The compensation committee consists of Mr. Boyle and Mr. Gotcher. The compensation committee makes recommendations to the board of directors regarding our stock plans and the compensation of officers.

Director Compensation

  Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. In the past, we have granted Mr. Boyle and Mr. Gotcher, both non-employee directors, options to purchase our common stock pursuant to the terms of our Amended and Restated 1996 Stock Option Plan. Mr. Gotcher's option was granted during fiscal 1998 and represents the right to purchase 143,628 shares of our common stock at an exercise price of $0.20 per share. This option has a term of 10 years and may be exercised in whole or in part at any time. However, any shares purchased upon exercise of the option will be subject to a right of repurchase held by us in the event that Mr. Gotcher's relationship with us terminates prior to the lapse of our repurchase right. Our repurchase right on these shares will lapse ratably over a four-year period from the date of grant. Both employee and non-employee directors are eligible to receive options to purchase our common stock pursuant to the terms of our Amended and Restated 1996 Stock Option Plan. See "--Stock Plans."

Compensation Committee Interlocks and Insider Participation

  None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

Executive Compensation

  The following table sets forth information concerning compensation for services rendered to us in all capacities earned in the fiscal year ending December 31, 1998 by our Chief Executive Officer. No other officers of iGo earned $100,000 or more in combined salary and bonus in fiscal 1998. We have never granted any stock options to Mr. Hawk.

                                                      Annual Compensation
                                                  ----------------------------
                                                                  Other Annual
Name and Principal Position                        Salary  Bonus  Compensation
---------------------------                       -------- ------ ------------
Ken Hawk, President, Chief Executive Officer and
 Chief Energizing Officer........................ $150,000 $1,450     (1)

--------

(1) During 1998, we provided Mr. Hawk with additional employee benefits in an amount not exceeding 10% of his combined salary and bonus. Through our standard package of medical insurance, Mr. Hawk and all other iGo employees have $15,000 in coverage amount of term life insurance. Our insurance provider does not segregate amounts payable for this life insurance coverage from our aggregate premiums for medical coverage and, accordingly, we cannot attribute a specific dollar value to any premiums associated with such life insurance coverage. As of December 31, 1998, Mr. Hawk held an aggregate of 4,785,600 shares of restricted stock having an aggregate value in excess of the amount paid for them of $6,123,827 based upon a deemed fair value as of such date.

Stock Plans

  Amended and Restated 1996 Stock Option Plan. Our Amended and Restated 1996 Stock Option Plan, was adopted by our board of directors in July 1999 and approved by our stockholders in August 1999. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. We have reserved an aggregate of 3,256,800 shares of common stock for issuance under this plan. The number of shares reserved for issuance under this plan will be subject to an annual increase on the first day of each fiscal year (beginning January 1, 2001) equal to the lesser of (a) 900,000 shares, (b) 5% of the outstanding shares on that date or (c) a lesser amount as determined by the board of directors. As of August 31, 1999, options to purchase 1,418,202 shares of common stock were outstanding, 356,046 shares had been issued upon exercise of options, net of repurchases, and 1,482,442 shares were available for future grant.

  After this offering, the compensation committee of our board of directors will administer the stock option plan and determine the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options or on shares acquired upon exercise of options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of our common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

  Options granted under our stock option plan will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock plan if the amendment, modification or termination would impair the rights of optionees. Our stock option plan will terminate in 2006 unless terminated earlier by the board of directors.

  1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in July 1999 and approved by our stockholders in August 1999. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. We initially reserved 132,000 shares of common stock for issuance under this purchase plan. We have not yet issued any shares under this plan. The number of shares reserved for issuance under the purchase plan will be subject to an annual increase on the first day of each fiscal year (beginning January 1, 2001) equal to the lesser of (a) 120,000 shares, (b) 3/4% of the outstanding shares on that date or (c) a lesser amount as determined by our board of directors.

  Our purchase plan will be administered by our board of directors or by a committee appointed by the board of directors. The purchase plan permits eligible employees to purchase our common stock through payroll deductions of up to 10% of his or her compensation or up to 1,200 shares of common stock for each offering period, up to a maximum of $25,000 for all purchases within the same calendar year. Employees are eligible to participate in this purchase plan if they are customarily employed by us at least 20 hours per week and more than five months in any calendar year and only to the extent that they do not own more than 5% of our outstanding shares.

  Unless our board of directors or its committee determines otherwise, this purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after May 1 and November 1 of every year and terminate on the last trading day in the period six months later, provided that the first offering period will commence on the effective date of this offering and will end on October 31, 2001, or the last trading day prior thereto. If we are acquired and the successor corporation does not assume all outstanding options under this purchase plan, then the offering and purchase periods then in progress will be shortened so that all options will be automatically exercised immediately prior to the date of acquisition. The price at which common stock will be purchased under this purchase plan is equal to at least 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment or on the 91st day following an extended leave of absence from which they have not returned. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate this purchase plan at any time if the amendment, modification or termination would impair the rights of plan participants. This purchase plan will terminate in July 2009, unless terminated earlier in accordance with its provisions.

  401(k) Plan. In July 1998, we adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,000 in calendar 1998) and to have the amount of such reduction contributed to this plan. This plan permits but does not require additional matching contributions by us on behalf of plan participants. To date, we have not made any such additional matching contributions.

Change of Control Agreements

  We have entered into change of control agreements with our executive officers and those non-employee directors who hold stock options. In the event of a change of control (as defined in the agreements), the unvested portion of any outstanding stock options issued to our non-employee directors and to Mick Delargy, our Senior Vice President and Chief Financial Officer, will be accelerated and our repurchase right, if any, applicable to any common stock held by them will immediately lapse. With respect to all other executive officers, in the event that their employment with us is terminated without cause within twelve months following a change of control, one year of vesting on the unvested portion of any outstanding stock options issued to such officers will be accelerated, and a similar proportion of our repurchase right, if any, applicable to any common stock held by them will immediately lapse.

  The change of control agreements provide that if the acceleration of vesting or lapse of any applicable repurchase option would cause the transaction resulting in the change of control not to be eligible for accounting treatment as a "pooling of interests," then any applicable vesting will not accelerate and any applicable repurchase options will not lapse.

  Pursuant to the terms of his employment offer letter, we have agreed to pay Robert Bauer, our Vice President, Sales and Marketing, six months salary in the event that he is terminated in connection with a change of control.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

           TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

  Since our inception in March 1993, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management," and the transactions described below.

  On June 14 and 21, 1996, we sold an aggregate of 3,667,500 shares of Series A preferred stock at a price per share of $0.445 to a group of private investors that included the following 5% stockholders:

                                                                       Shares of
                                                                       Series A
   Purchaser                                                             Stock
   ---------                                                           ---------
   Wand/Power Express Investments I L.P. ............................. 3,147,000
   John Mackall.......................................................   112,500

  David Callard, one of our directors, is the President of Wand (Power Express) Inc., the general partner of Wand/Power Investments I L.P. Mr. Callard disclaims any beneficial ownership of the securities held by Wand/Power Express Investments I L.P., except for his proportional partnership interest therein. Simultaneous with the first closing of our sale of Series A preferred stock, we granted a warrant to purchase up to 40,500 shares of common stock at an exercise price of $0.445 per share to Malcolm Appelbaum, a Vice President of Wand (Power Express) Inc. This warrant was exercised on July 26, 1999.

  On October 22 and 29, 1998, we sold an aggregate of 3,000,000 shares of Series B preferred stock at a price per share of $2.00 to a group of private investors that included the following directors and 5% stockholders:

                                                                       Shares of
                                                                       Series B
   Purchaser                                                             Stock
   ---------                                                           ---------
   Institutional Venture Partners VIII, L.P. ......................... 2,655,732
   IVM Investment Fund VIII, LLC......................................    28,596
   IVM Investment Fund VIII-A, LLC....................................    12,258
   IVP Founders Fund I, L.P. .........................................    26,700
   Peter Gotcher......................................................   126,174
   John Mackall.......................................................    36,240

  Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC and IVP Founders Fund I, L.P. are affiliated entities and together are considered a greater than 5% stockholder. Peter Gotcher, one of our directors, is a venture partner of Institutional Venture Partners but does not have voting or dispository control over the shares held by the Institutional Venture Partners' entities. Effective upon Mr. Gotcher joining our board of directors upon the closing of our sale of Series B preferred stock, we granted to Mr. Gotcher an option to purchase 143,628 shares of our common stock at an exercise price of $0.20 per share. This option has a term of 10 years and may be exercised in whole or in part at any time. However, any shares purchased upon exercise of the option will be subject to a right of repurchase held by us in the event that Mr. Gotcher's relationship with us terminates prior to the lapse of our repurchase right. Our repurchase right on these shares will lapse ratably over a four-year period from the date of grant.

  On November 24, 1998, pursuant to the terms of his employment offer letter, we agreed to pay Robert Bauer, our Vice President, Sales and Marketing, six months salary in the event that he is terminated in connection with a change of control.

  On July 30, 1999, we sold an aggregate of 850,572 shares of Series C preferred stock at a price per share of $6.82 to a group of private investors that included the following directors and 5% stockholders:

                                                                       Shares of
                                                                       Series C
   Purchaser                                                             Stock
   ---------                                                           ---------
   Institutional Venture Partners VIII, L.P...........................  568,608
   IVM Investment Fund VIII, LLC......................................   10,716
   Peter Gotcher......................................................    7,332
   Darrell Boyle......................................................   14,670
   John Mackall.......................................................   26,400

  As noted earlier, Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC and IVP Founders Fund I, L.P. are affiliated entities and together are considered a greater than 5% stockholder and Peter Gotcher, one of our directors, is a venture partner of Institutional Venture Partners.

  On July 16, 1999, we granted an option to purchase up to 142,662 shares of our common stock at an exercise price of $3.97 to Mick Delargy, our Senior Vice President, Finance and Business Development and Chief Financial Officer. In addition, on the same date we granted an option to purchase up to 60,000 shares of our common stock at an exercise price of $3.97 per share to Darrell Boyle, one of our non-employee directors. On August 30, 1999, we granted an option to purchase up to 142,662 shares of our common stock at an exercise price of $5.49 per share to Ken Stockman, our Vice President and General Manager, E-Commerce. These options have a term of 10 years and may be exercised in whole or in part at any time. However, any shares purchased upon exercise of the options will be subject to a right of repurchase held by us in the event that the individual's relationship with us terminates prior to the lapse of our repurchase right. Our repurchase right on these shares will lapse ratably over a four-year period from the date of grant.

  We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management--Limitations on Liability and Indemnification."

  We believe that all the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including any loans from our company to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the shares of our common stock as of August 31, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into common stock and as adjusted to reflect the sale of the common stock offered by us pursuant to this prospectus, by:

  . each person who is known by us to own beneficially more than 5% of our common stock on a fully-diluted basis;

  . Ken Hawk, our President, Chief Executive Officer and Chief Energizing
    Officer;

  . each of our directors; and

  . all current directors and executive officers as a group.

  Except as otherwise noted, the address of each person listed in the table is c/o iGo Corporation, 2301 Robb Drive, Reno, Nevada 89523. The table includes all shares of common stock beneficially owned by the indicated stockholder as of August 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To our knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

  The percent of beneficial ownership for each stockholder is based on 14,325,200 shares of common stock outstanding prior to this offering, on an as converted basis and assuming the issuance of 124,982 shares upon conversion of a portion of our outstanding subordinated indebtedness, and 19,325,200 shares of common stock outstanding after this offering. An "*" indicates ownership of less than 1%.

                                                                              Percentage of Shares
                                                                  Number of        Outstanding
                                                                    Shares    -----------------------
                                                                 Beneficially   Before       After
Name and Address                                                    Owned      Offering     Offering
----------------                                                 ------------  --------    ----------
Ken Hawk.......................................................   4,785,600         33.4%        24.8%
Institutional Venture Partners (1).............................   3,303,150         23.1%        17.1%
 3000 Sand Hill Road, Bldg. 2, Ste. 290
 Menlo Park, California 94025
Wand/Power Express Investments I L.P...........................   3,147,000         22.0%        16.3%
 630 Fifth Avenue, Ste. 2435
 New York, New York 10111
John Mackall (2)...............................................   1,300,140          9.1%         6.7%
 1332 Anacapa Street, Ste. 200
 Santa Barbara, California 93101
Darrell Boyle (3)..............................................     159,672          1.1%          *
David Callard (4)..............................................   3,147,000         22.0%        16.3%
 630 Fifth Avenue, Ste. 2435
 New York, New York 10111
Peter Gotcher (5)..............................................     257,142          1.8%         1.3%
All directors and executive officers
 as a group (9 persons) (6)....................................   9,137,538         60.0%        45.2%

                                              (See footnotes on following page.)

--------
(1) Represents 3,224,340 shares held by Institutional Venture Partners VIII, L.P., 39,312 shares held by IVM Investment Fund VIII, LLC, 12,258 shares held by IVM Investment Fund VIII-A, LLC and 27,240 shares held by IVP Founders Fund I, L.P.

(2) Includes 62,640 shares held by Santa Barbara Bank & Trust as Trustee for John R. Mackall SEPP-IRA over which Mr. Mackall exercises voting and investment control.

(3) Includes 60,000 shares acquired upon exercise of a stock option, 21,250 shares of which as of August 31, 1999 remain subject to our right of repurchase, which right lapses over time. Also includes 60,000 shares issuable upon exercise of an option, all of which are exercisable but all of which as of August 31, 1999 are subject to our right of repurchase, which right lapses over time.

(4) Represents shares held by Wand/Power Express Investments I L.P. Mr. Callard is a director of our company and the President of Wand (Power Express) Inc., the general partner of Wand/Power Express Investments I L.P. Mr. Callard disclaims beneficial ownership of shares held by this entity, except for his proportional interest arising from his partnership interest in such fund.

(5) Excludes all shares held by Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC and IVP Founders Fund I, L.P. Mr. Gotcher is a venture partner of Institutional Venture Partners and a director of our company. Mr. Gotcher exercises no voting or dispository control over the holdings of such funds. Includes
    143,628 shares issuable upon exercise of an option, all of which are exercisable but all of which as of August 31, 1999 are subject to our right of repurchase, which right lapses over time.

(6) Includes shares described in footnotes 3, 4 and 5. Also includes an aggregate of 697,824 shares issuable upon exercise of options held by executive officers, all of which are exercisable, but 655,637 shares of which were subject to our right of repurchase as of August 31, 1999, which right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

General

  Upon the completion of this offering, we will be authorized to issue 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete. This description is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

  As of August 31, 1999, there were 14,325,200 shares of common stock outstanding that were held of record by approximately 62 stockholders. There will be 19,325,200 shares of common stock outstanding after giving effect to the sale of common stock offered in this offering. There are outstanding options to purchase a total of 1,418,202 shares of our common stock. The foregoing discussion assumes:

  . no exercise of outstanding options or warrants after August 31, 1999;

  . the issuance of 124,982 shares of Series C preferred stock upon conversion of a portion of our subordinated indebtedness prior to this offering;

  . the conversion of all shares of preferred stock outstanding into shares of common stock upon the closing of this offering; and

  . no exercise of the underwriters' over-allotment option.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of iGo, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights.

Preferred Stock

  Our certificate of incorporation filed in connection with this offering provides that our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series. The rights, preferences and privileges of each series of preferred stock may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of any preferred stock that may be issued. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in our control without further action by the stockholders.

  Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

  As of the closing of this offering, there will be warrants to purchase 16,132 shares of our common stock at an exercise price of $6.82, which will remain exercisable until three years following this offering. In addition, as of the closing of this offering, there will be warrants to purchase 40,500 shares of our common stock at an exercise price of $0.445, which will remain exercisable until June 14, 2003.

Registration Rights

  Pursuant to a registration and information rights agreement entered into between us and holders of 6,326,100 shares of common stock, holders of 7,518,072 shares of common stock issuable upon conversion of our Series A, Series B and Series C preferred stock and the holder of a warrant to purchase 40,500 shares of common stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our best efforts to register these shares.

  We must use our best efforts to register these shares:

  . if we receive written notice from holders of 66 2/3% or more of these shares requesting that we effect a registration with respect to not less than 25% of these shares;

  . if we decide to register our own securities after this offering except with respect to any offering in which the managing underwriter determines that the inclusion of person's shares other than our own would adversely affect the marketing of the securities to be sold by us; or

  . if (1) we receive written notice from a holder or holders of these shares requesting that we effect a registration on Form S-3 with respect to these shares, the reasonably anticipated price to the public of which exceeds $560,000 and (2) we are then eligible to use Form S-3.

  However, in addition to certain other conditions and limitations, if requested to register shares of these shares, we can delay registration not more than once in any 12-month period and for not more than 90 days. In addition, unless the request is for a registration on Form S-3, we are obligated to effect only two registrations requested by the holders of these shares and no more than one registration in any 12-month period. In any case where we decide to register our own securities pursuant to an underwritten offering, the managing underwriter may limit the registrable shares to be included in the registration to not less than 10% of the total value of securities to be registered.

  These registration rights terminate with respect to each of these shares when the holder can transfer all of his or her registrable shares pursuant to Rule 144 within a 90-day period. In addition, the holders of these registration rights have entered into lockup agreements and waived their registration rights until 180 days following the date of this prospectus.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and
Bylaws

  Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our company. We believe that the benefits of increased protection of our company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting. The certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation.

National Market Listing

  Our common stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "IGOC."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately prior to this offering there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock. Furthermore, due to contractual and legal restrictions on resale, only a limited number of shares will be available for sale shortly after the offering. After these restrictions lapse, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise capital equity.

  Upon completion of this offering, based on shares outstanding as of August 31, 1999, we will have outstanding 19,325,200 shares of common stock, assuming:

  . the issuance of 5,000,000 shares of common stock in this offering;

  . the issuance of 124,982 shares of common stock upon conversion of a portion of our subordinated indebtedness prior to this offering;

  . the conversion of all shares of preferred stock into shares of common stock at the closing of this offering;

  . no exercise of the underwriters' over-allotment option; and

  . no exercise of options or warrants after August 31, 1999.

  Of these shares, the 5,000,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act.

  The remaining 14,325,200 shares of common stock outstanding are "restricted securities" within the meaning of Rule 144. Restricted shares may be sold in the public market only if registered with the Securities and Exchange Commission or if they qualify for an exemption from registration under Rule
144. Rule 144(k), or Rule 701 of the Securities Act, all of which are summarized below. Sales of the restricted shares in the public market, or the availability of shares for sale, could adversely affect the market price of our common stock.

  Our stockholders have entered into agreements in which they have agreed that they will not, without the prior written consent of BancBoston Robertson Stephens Inc., offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of their shares of our common stock for a period of 180 days following the effective date of the registration statement filed pursuant to this offering. These agreements, often referred to as lock-up agreements, also apply to any securities owned by our stockholders that are exercisable for or convertible into our common stock. As a result of these contractual restrictions, shares subject to lock-up agreements may not be sold until such lock-up agreements expire or are waived by BancBoston Robertson Stephens Inc. In addition, at August 31, 1999, 54,938 restricted shares are subject to our right of repurchase, which right lapses over time. Taking into account the lock-up agreements, and assuming BancBoston Robertson Stephens Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market; and

  . beginning 180 days after the effective date, approximately 13,271,271 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

  Under Rule 144, the number of shares that may be sold by affiliates of our stockholders are subject to volume restrictions. In general, under Rule 144, and beginning after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 193,252 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. In order to sell shares under Rule 144, the selling stockholder must comply with manner of sale provisions and notice requirements and current public information about us must be available.

  Under Rule l44(k), the following persons may sell their shares without complying with the manner of sale, public information, number of shares limitation or notice provisions of Rule 144:

  . not our affiliate during the three months preceding a sale; and

  . beneficially owned the shares proposed to be sold for at least two years.

  As part of the lock-up agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise of their options until 180 days after the effective date. Beginning 180 days after the effective date, any of our employees, officers, directors, or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, number of shares limitation or notice provisions of Rule 144. In addition, we intend to file one or more registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under our employee benefit plans. As a result, any options exercised under our stock option plans or any other benefit plan after the effectiveness of a registration statement will also be freely tradable in the public market, unless the shares are held by affiliates of ours. Shares held by our affiliates will still be subject to the number of shares limitation, manner of sale, notice and public information requirements of Rule 144 unless the shares may otherwise be sold under Rule
701. See "Management--Stock Plans" and "Description of Capital Stock-- Registration Rights."

  As of August 31, 1999, there were a total of 1,418,202 shares of common stock subject to outstanding options under our Amended and Restated 1996 Stock Option Plan, all of which are exercisable, but 1,253,095 of which, as of August 31, 1999, remain subject to our right of repurchase, which right lapses over time, and all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our Amended and Restated 1996 Stock Option Plan and our 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of the offering, the date that the lock-up agreements expire, a total of 375,437 shares of our common stock subject to options outstanding as of August 31, 1999 will be free from our right of repurchase. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our Amended and Restated 1996 Stock Option Plan and our 1999 Employee Stock Purchase Plan generally would be available for resale in the public market.

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and Thomas Weisel Partners LLC, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased. BancBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on           , 1999.

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   BancBoston Robertson Stephens Inc..................................
   Hambrecht & Quist LLC..............................................
   Thomas Weisel Partners LLC.........................................
   Wit Capital Corporation............................................
                                                                       ---------
       Total.......................................................... 5,000,000
                                                                       =========

  We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $      per share, of which $       may be
reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

  The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Internet Distribution. The underwriters, at the request of iGo, have reserved for sale at the initial public offering price up to 250,000 shares of common stock to members and visitors to Wit Capital's services or web site who express an interest in purchasing these shares. Of these shares, we anticipate that up to 125,000 shares will be reserved for sale to iGo registered users who express an interest in purchasing shares in this offering. The sale of these shares will be made by Wit Capital. Purchases of the reserved shares will be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by visitors to and users of Wit Capital's services or web site or iGo registered users will be offered by the underwriters to the public on the same terms as the other shares.

  Internet Prospectus. A prospectus in electronic format is being made available on a web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering, the e-Dealers, similarly have agreed to make a prospectus in electronic format available on the web sites that they maintain.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period.

  Future Sales By Us. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans. See "Shares Eligible for Future Sale."

  Directed Shares. In addition to the shares being reserved by Wit Capital for sale to iGo registered users, we have requested that the underwriters reserve up to seven percent of the shares of common stock for sale, at the initial public offering price, to directors, officers, employees and other individuals designated by iGo. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these individuals and entities purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

  Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Share Purchases. Bayview 99 I, L.P. and Bayview 99 II, L.P., investment partnerships affiliated with BancBoston Robertson Stephens Inc.; H&Q iGo Investors, LLC, Hambrecht & Quist California and Hambrecht & Quist Employee Venture Fund, LP II, investment partnerships affiliated with Hambrecht & Quist LLC; and Tailwind Capital Partners L.P., an investment partnership affiliated with Thomas Weisel Partners LLC, purchased 19,974, 16,692, 6,234, 3,666, 3,666 and 14,670 shares, respectively, of Series C preferred stock from us in July 1999, at a price of $6.82 per share and on the same terms and conditions as all other purchasers in our Series C preferred stock financing. In addition, 3,672 shares of Series C preferred stock were purchased at a price of $6.82 per share by an individual affiliated with BancBoston Robertson Stephens Inc. and an aggregate of 1,464 shares of Series C preferred stock were purchased by two individuals affiliated with Thomas Weisel Partners LLC. Furthermore, 25,500 shares of our common stock issuable upon conversion of other series of our preferred stock are held by an individual affiliated with BancBoston Robertson Stephens Inc. As previously noted, all shares of our outstanding preferred stock will convert into an equivalent number of shares of our common stock upon the consummation of this offering.

  Additional Lock-Up Agreements of Representatives' Affiliates. Bayview 99 I, L.P., Bayview 99 II, L.P., Tailwind Capital Partners L.P., Steven D. Abbott, Access Technology Partners, L.P., Access Technology Partners Brokers Fund, L.P., H&Q iGo Investors, LLC, Hambrecht & Quist California, Hambrecht & Quist Employee Venture Fund, L.P. II, Katherine Dowling, and Ashley Cockrill, as affiliates of the Representatives, have agreed not to sell, transfer, assign, pledge or hypothecate any of their shares of Series C preferred stock, which will convert into common stock upon the closing of this offering, for a period of one (1) year following the effective date of the offering, except that Access Technology Partners, L.P. has agreed to lock up only 1% of its shares of Series C preferred stock. Each of A. Dwight Abbott and Janet M. Abbott, as trustees of the Abbott Trust, and Steven D. Abbott has agreed not to sell, transfer, assign, pledge or hypothecate its shares of Series A and Series C preferred stock and his shares of Series A and Series B preferred stock, respectively, which will convert into common stock upon the closing of this offering, for a period of 90 days following the effective date of the offering. Vrolyk/Power Express L.P. has agreed not to sell, transfer, assign, pledge or hypothecate 5% of its shares of Series A preferred stock, which will convert into common stock upon the closing of this offering, and 5% of the shares of common stock underlying its warrants, for a period of 90 days following the effective date of the offering. These entities and individuals have agreed that, without exception, these shares will not be released from their respective lock-up agreements.

  Expenses of the Offering. The expenses of the offering are estimated at $1,250,000 and are payable entirely by us.

  New Underwriters. Thomas Weisel Partners LLC, one of the representatives of the Underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 65 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for iGo by Hale Lane Peek Dennison Howard and Anderson, Professional Corporation, Reno, Nevada. Certain additional legal matters set forth in the Underwriting Agreement between iGo and the representatives of the underwriters will be passed upon for iGo by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Brobeck Phleger & Harrison, LLP, San Francisco, California. As of the date of this prospectus, WS Investment Company 99A, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns 7,338 shares of our common stock. In addition, an individual member of Hale Lane Peek Dennison Howard and Anderson, Professional Corporation, beneficially owns 3,672 shares of our common stock.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

  Effective January 1, 1999, Deloitte & Touche LLP was engaged as our independent accountants and replaced other auditors who were dismissed as our independent accountants on the same date. The decision to change accountants was approved by our board of directors. The report of Grant Thornton LLP on our financial statements for the year ended December 31, 1997 and the report of Frank, Rimerman & Co. LLP on our balance sheet as of December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to any uncertainty, audit scope or accounting principles. During the last two fiscal years through the date of their respective discharges, there were no disagreements with our former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in any of their reports. Our former auditors have not audited or reported on any of the financial statements included in this prospectus. Prior to January 1999, we had not consulted with Deloitte & Touche LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of iGo, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain additional information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as iGo, that file electronically with the Securities and Exchange Commission.

                                iGo CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Independent Auditors' Report.............................................. F-2

Financial Statements:

Balance Sheets, December 31, 1997 and 1998; and June 30, 1999
 (Unaudited).............................................................. F-3

Statements of Operations, Years Ended December 31, 1996, 1997, and 1998;
 and Six-Month Periods Ended June 30, 1998 and 1999 (Unaudited)........... F-4

Statements of Stockholders' Deficit, Years Ended December 31, 1996, 1997,
 and 1998; and Six-Month Period Ended June 30, 1999 (Unaudited)........... F-5

Statements of Cash Flows, Years Ended December 31, 1996, 1997, and 1998;
 and Six-Month Periods Ended June 30, 1998 and 1999 (Unaudited)........... F-6

Notes to Financial Statements............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of
Directors of iGo Corporation:

  We have audited the accompanying balance sheets of iGo Corporation (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Reno, Nevada
July 16, 1999 (August 30,
1999 as to paragraphs 3, 4,
5, 7 and 8 of Note 10 and
September 10, 1999 as to
paragraph 6 of Note 10)
                                iGo CORPORATION

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                                December 31,                        Equity at
                           ------------------------   June 30,    June 30, 1999
                              1997         1998         1999        (Note 8)
                           -----------  -----------  -----------  -------------
                                                     (Unaudited)   (Unaudited)
          ASSETS
Current assets:
  Cash and cash
   equivalents............ $        --  $ 2,504,351  $        --
  Accounts receivable,
   net....................     960,803      464,214    1,963,900
  Inventory, net..........   1,097,029    1,387,171    1,698,386
  Prepaid expenses........      61,949      102,651       34,595
                           -----------  -----------  -----------
    Total current assets..   2,119,781    4,458,387    3,696,881
Property and equipment,
 net......................     230,711      997,156    1,243,866
Intangibles and other
 assets...................      33,843       80,135      197,363
                           -----------  -----------  -----------
      Total............... $ 2,384,335  $ 5,535,678  $ 5,138,110
                           ===========  ===========  ===========

     LIABILITIES AND
   STOCKHOLDERS' EQUITY
        (DEFICIT)

Current liabilities:
  Accounts payable ....... $ 1,648,123  $   780,565  $ 2,477,264
  Accrued liabilities.....     304,797      194,012      586,806
  Current portion of
   capital lease
   obligations............      10,302       16,504       92,581
  Line of credit..........          --           --      583,413
  Short-term note
   payable................          --       20,787           --
                           -----------  -----------  -----------
    Total current
     liabilities..........   1,963,222    1,011,868    3,740,064
Deferred rent.............      35,032       36,379       37,052
Long-term portion of
 capital lease
 obligations..............      20,333       22,720      640,934
                           -----------  -----------  -----------
    Total liabilities.....   2,018,587    1,070,967    4,418,050
                           -----------  -----------  -----------
Mandatory redeemable
 preferred stock..........   1,679,887    7,889,536    8,216,401   $        --
                           -----------  -----------  -----------
Stockholders' equity
 (deficit):
  Common stock, $0.001 par
   value; 17,332,500
   shares authorized,
   actual; 52,237,500
   shares authorized, pro
   forma; 6,381,516,
   6,590,646, and
   6,641,646 shares issued
   and outstanding,
   actual; 13,309,146
   shares issued and
   outstanding, pro forma
   .......................       6,382        6,591        6,642        13,310
  Additional paid-in
   capital................      87,786      300,002    1,202,581     9,412,314
  Deferred compensation...          --     (187,534)    (995,496)     (995,496)
  Receivable from
   stockholder............     (43,683)     (46,364)     (47,765)      (47,765)
  Accumulated deficit.....  (1,364,624)  (3,497,520)  (7,662,303)   (7,662,303)
                           -----------  -----------  -----------   -----------
    Total stockholders'
     equity (deficit).....  (1,314,139)  (3,424,825)  (7,496,341)  $   720,060
                           -----------  -----------  -----------   ===========
      Total............... $ 2,384,335  $ 5,535,678  $ 5,138,110
                           ===========  ===========  ===========

Commitments and
 contingencies (notes 5
 and 10)


   The accompanying notes are an integral part of these financial statements.

                                iGo CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                        Six-Month
                               Years Ended December 31,          Periods Ended June 30,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                       (Unaudited)
Revenues:
  Net product revenue...  $ 4,508,364  $ 7,421,631  $12,318,092  $ 5,779,002  $ 7,717,742
  Development revenue...           --      665,716      502,004      502,004           --
                          -----------  -----------  -----------  -----------  -----------
    Total net revenues..    4,508,364    8,087,347   12,820,096    6,281,006    7,717,742
Cost of goods sold......    2,976,722    5,320,218    8,602,057    4,274,685    5,013,078
                          -----------  -----------  -----------  -----------  -----------
Gross profit............    1,531,642    2,767,129    4,218,039    2,006,321    2,704,664
                          -----------  -----------  -----------  -----------  -----------

Operating expenses:
  Sales and marketing...      943,027    2,485,031    3,883,265    1,933,786    3,814,412
  Product development...       87,157      112,851      510,762      160,607      711,855
  General and
   administrative.......      558,029    1,076,350    1,666,329      784,726    1,805,497
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........    1,588,213    3,674,232    6,060,356    2,879,119    6,331,764
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....      (56,571)    (907,103)  (1,842,317)    (872,798)  (3,627,100)

Other income (expense):
  Interest income.......       27,792       21,852       35,953        1,328       31,972
  Interest expense......      (10,845)      (2,931)     (90,144)     (42,525)     (28,683)
  Loss on disposal of
   assets...............       (4,500)          --           --           --     (219,137)
  Miscellaneous
   (expense) income.....         (560)       2,131       10,290        7,577        5,030
                          -----------  -----------  -----------  -----------  -----------
Loss before provision
 for income taxes.......      (44,684)    (886,051)  (1,886,218)    (906,418)  (3,837,918)
Provision for income
 taxes..................           --           --           --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net loss................      (44,684)    (886,051)  (1,886,218)    (906,418)  (3,837,918)
Preferred stock
 dividends..............      (71,594)    (140,434)    (246,678)     (74,502)    (326,865)
                          -----------  -----------  -----------  -----------  -----------
Net loss attributable to
 common stockholders....  $  (116,278) $(1,026,485) $(2,132,896) $  (980,920) $(4,164,783)
                          ===========  ===========  ===========  ===========  ===========
Net loss per share:
  Basic and diluted.....  $     (0.02) $     (0.19) $     (0.36) $     (0.17) $     (0.66)
                          ===========  ===========  ===========  ===========  ===========

  Supplemental
   (unaudited)..........                            $     (0.19)              $     (0.29)
                                                    ===========               ===========
Weighted-average shares
 outstanding:
  Basic and diluted.....    5,400,000    5,543,562    5,997,546    5,938,716    6,346,500
                          ===========  ===========  ===========  ===========  ===========
  Supplemental
   (unaudited)..........                             10,182,854                13,014,000
                                                    ===========               ===========




   The accompanying notes are an integral part of these financial statements.

                                iGo CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Common Stock   Additional              Receivable
                          ----------------  Paid-in     Deferred      from     Accumulated
                           Shares   Amount  Capital   Compensation Stockholder   Deficit       Total
                          --------- ------ ---------- ------------ ----------- -----------  -----------
Balance, January 1,
 1996...................  5,400,000 $5,400 $   44,600  $      --    $     --   $  (221,861) $  (171,861)
Net loss................         --     --         --         --          --       (44,684)     (44,684)
Stock issued for note
 receivable.............    885,600    886     38,966         --     (39,852)           --           --
Mandatory redeemable
 preferred stock
 dividends..............         --     --         --         --          --       (71,594)     (71,594)
                          --------- ------ ----------  ---------    --------   -----------  -----------
Balance, December 31,
 1996...................  6,285,600  6,286     83,566         --     (39,852)     (338,139)    (288,139)
Net loss................         --     --         --         --          --      (886,051)    (886,051)
Stock options
 exercised..............     95,916     96      4,220         --          --            --        4,316
Accrued interest........         --     --         --         --      (3,831)           --       (3,831)
Mandatory redeemable
 preferred stock
 dividends..............         --     --         --         --          --      (140,434)    (140,434)
                          --------- ------ ----------  ---------    --------   -----------  -----------
Balance, December 31,
 1997...................  6,381,516  6,382     87,786         --     (43,683)   (1,364,624)  (1,314,139)
Net loss................         --     --         --         --          --    (1,886,218)  (1,886,218)
Deferred compensation on
 stock options granted..         --     --    203,013   (203,013)         --            --           --
Compensation expense
 related to stock
 options................         --     --         --     15,479          --            --       15,479
Stock options
 exercised..............    209,130    209      9,203         --          --            --        9,412
Accrued interest........         --     --         --         --      (2,681)           --       (2,681)
Mandatory redeemable
 preferred stock
 dividends..............         --     --         --         --          --      (246,678)    (246,678)
                          --------- ------ ----------  ---------    --------   -----------  -----------
Balance, December 31,
 1998...................  6,590,646  6,591    300,002   (187,534)    (46,364)   (3,497,520)  (3,424,825)
Net loss (unaudited)....         --     --         --         --          --    (3,837,918)  (3,837,918)
Deferred compensation on
 stock options granted
 (unaudited)............         --     --    898,392   (898,392)         --            --           --
Compensation expense
 related to stock
 options (unaudited)....         --     --         --     90,430          --            --       90,430
Stock options exercised
 (unaudited)............     51,000     51      4,187         --          --            --        4,238
Accrued interest
 (unaudited)............         --     --         --         --      (1,401)           --       (1,401)
Mandatory redeemable
 preferred stock
 dividends (unaudited)..         --     --         --         --          --      (326,865)    (326,865)
                          --------- ------ ----------  ---------    --------   -----------  -----------
Balance, June 30, 1999
 (unaudited)............  6,641,646 $6,642 $1,202,581  $(995,496)   $(47,765)  $(7,662,303) $(7,496,341)
                          ========= ====== ==========  =========    ========   ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                                iGo CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                       Six-Month
                              Years Ended December 31,          Periods Ended June 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                      (Unaudited)
Cash flows from
 operating activities:
 Net loss..............  $   (44,684) $  (886,051) $(1,886,218) $  (906,418) $(3,837,918)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Compensation expense
  related to stock
  options..............           --           --       15,479        6,966       90,430
 Accrued interest on
  stockholder note
  receivable...........           --       (3,831)      (2,681)      (1,321)      (1,401)
 Provisions for bad
  debt and inventory...           --      226,823      465,908      182,561      418,201
 Loss on sale
  leaseback............           --           --           --           --      219,576
 Depreciation and
  amortization.........       16,790       48,305      137,148       55,262      190,123
 Changes in:
  Accounts receivable..     (198,928)    (856,850)     139,820      291,182   (1,812,132)
  Inventory............     (256,229)    (752,465)    (399,281)    (504,932)    (416,970)
  Prepaid expenses.....      (39,807)      (1,802)     (40,699)     (26,269)      68,056
  Accounts payable,
   accrued liabilities
   and deferred rent...      125,374    1,428,136     (976,996)    (210,574)   2,090,166
                         -----------  -----------  -----------  -----------  -----------
   Net cash used in
    operating
    activities.........     (397,484)    (797,735)  (2,547,520)  (1,113,543)  (2,991,869)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Acquisition of
  property and
  equipment............      (95,562)    (108,698)    (838,622)     (64,708)    (629,626)
 Acquisition of
  intangibles and other
  assets...............      (13,015)     (23,970)      (9,123)      (3,749)    (144,011)
                         -----------  -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........     (108,577)    (132,668)    (847,745)     (68,457)    (773,637)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Principal payments on
  short-term note and
  capital leases.......           --      (86,195)     (72,765)     (45,131)     (28,873)
 Proceeds from sale
  leaseback............           --           --           --           --      702,377
 Proceeds from exercise
  of stock options.....           --        4,316        9,412           --        4,238
 Net proceeds from
  issuance of mandatory
  redeemable preferred
  stock................    1,467,861           --    5,962,969           --           --
 Net proceeds from
  borrowings under line
  of credit............           --           --           --    1,227,131      583,413
                         -----------  -----------  -----------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities.........    1,467,861      (81,879)   5,899,616    1,182,000    1,261,155
                         -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      961,800   (1,012,282)   2,504,351           --   (2,504,351)
Cash and cash
 equivalents, beginning
 of period.............       50,482    1,012,282           --           --    2,504,351
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period................  $ 1,012,282  $        --  $ 2,504,351  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cash flows
 information:
 Cash paid during the
  period for interest..  $        --  $     2,931  $    90,144  $    42,525  $    28,683
                         ===========  ===========  ===========  ===========  ===========
Supplemental schedule
 of noncash investing
 and financing
 activities:
 Equipment acquired
  through capital
  leases...............  $        --  $    41,830  $    18,993  $     6,164  $        --
                         ===========  ===========  ===========  ===========  ===========
 Mandatory redeemable
  preferred stock
  dividends accrued....  $    71,594  $   140,434  $   246,678  $    74,502  $   326,865
                         ===========  ===========  ===========  ===========  ===========
 Intangibles and other
  assets acquired with
  short-term notes.....  $        --  $        --  $    83,148  $    83,148  $        --
                         ===========  ===========  ===========  ===========  ===========
 Stock issued for note
  receivables..........  $    39,852  $        --  $        --  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
 Deferred compensation
  on stock options
  issued...............  $        --  $        --  $   203,013  $        --  $   898,392
                         ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                iGo CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

  iGo Corporation (formerly Battery Express, Inc.) (the "Company") was incorporated in California in 1993 and is headquartered in Reno, Nevada. The Company is a leading provider of hard-to-find, model-specific accessories and services for mobile electronic devices. Through its iGo.com website and customer solutions representatives, the Company enables businesses and individual consumers to efficiently identify, locate and purchase these products and services. The Company's proprietary relational databases of over 6,500 products from more than 350 suppliers combined with its comprehensive industry knowledge and service expertise, create a valuable one-stop solution for its customers.

  The Company's board of directors has authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents, and such items are recorded at cost, which approximates fair market value.

Inventory

  Inventory is stated at the lower of first-in, first-out cost or market, and consists primarily of batteries and electronic accessories held for sale.

Property and Equipment

  Property and equipment are stated at cost. Depreciation is recorded under the straight-line method over the following estimated useful lives: leasehold improvements, the shorter of the useful life or the remaining life of the lease; furniture and fixtures, four to seven years; and purchased software, four years. Costs of normal repairs and maintenance are charged to expense as incurred.

Intangibles and Other Assets

  The costs of trademarks, and copyrights acquired are being amortized on the straight-line method over their remaining lives ranging from one to 15 years. Amortization expense charged to operations in 1996, 1997, and 1998 was $3,636, $24,463, and $45,978, respectively.

Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of
                                iGo CORPORATION

(a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carry forwards.

Concentrations of Credit Risk

  As of December 31, 1996, 1997, and 1998, there were no customers that represented a significant percentage of sales or accounts receivable. Concentrations with respect to trade receivables are limited due to the Company's large number of customers and their geographic and economic dispersion. Financial instruments that potentially subject the Company to credit risks consist primarily of cash accounts on deposit with banks, which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk related to cash or accounts receivable.

Revenue Recognition

  Sales of products, shipping fees and development revenues are recognized at the time merchandise is shipped to customers, net of any discounts and reserves for expected returns.

Advertising and Promotional Expenses

  The Company expenses advertising and promotional costs as they are incurred. Advertising and promotional expenses for the years ended December 31, 1996, 1997 and 1998 were $413,880, $1,507,735 and $2,055,436, respectively.

Retirement Plans

  The Company provides a tax-qualified 401(k) retirement plan for the benefit of eligible employees. The plan is designed to provide employees with retirement funds on a tax-deferred basis and allows for discretionary matching by the employer. Currently, the Company does not match employee contributions.

Stock-Based Compensation

  The Company accounts for its employee stock-based compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provides pro forma disclosures of material amounts, if any, in the notes to the financial statements, as if the measurement provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" had been adopted. The Company has adopted SFAS No. 123 for stock-based compensation related to nonemployees.

Net Loss Per Share

  Net loss per share--basic and diluted, is computed using the weighted-average number of common shares outstanding during the period. Stock options and warrants were not included in the computations because they would have been antidilutive. Supplemental loss per share (unaudited) reflects the assumed conversion of mandatory redeemable preferred stock (see Note 8).

                                iGo CORPORATION

Fair Value of Financial Instruments

  The Company's financial instruments include: accounts receivable, accounts payable, notes payable and capital leases. The Company has estimated that the carrying amount of accounts receivable, accounts payable and notes payable approximates fair value due to the short-term maturities of these instruments.

Business Segment

  The Company operates in one industry segment because the chief operating decision maker allocates resources to the business as a whole. The enterprise-wide disclosures required by SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" have not been included because it is impracticable to do so.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual amounts could differ from those estimates.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. Although the Company does not believe SFAS No. 133 will have a material impact on its financial statements, because of the complexity of SFAS No. 133, the ultimate impact of its adoption has not yet been determined.

Interim Financial Statements

  The accompanying financial statements for the six-month periods ended June 30, 1998 and 1999 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain interim information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial condition, results of operations, and cash flows have been included. The results of operations for the interim periods should not be considered indicative of results for a full calendar year. These financial statements should be read in conjunction with the financial statements, and notes thereto, in the Company's audited financial statements for the year ended December 31, 1998.

2. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following at December 31:

                                                             1997       1998
                                                          ----------  ---------
     Trade receivables................................... $1,088,416  $ 633,808
     Allowance for bad debt..............................   (127,613)  (169,594)
                                                          ----------  ---------
       Total accounts receivable, net.................... $  960,803  $ 464,214
                                                          ==========  =========

                                iGo CORPORATION

3. INVENTORY

  Inventory consists of the following at December 31:

                                                            1997        1998
                                                         ----------  ----------
     Products on hand................................... $1,097,029  $1,496,310
     Inventory reserve..................................         --    (109,139)
                                                         ----------  ----------
       Total inventory, net............................. $1,097,029  $1,387,171
                                                         ==========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                            1997        1998
                                                         ----------  ----------
     Leasehold improvements............................. $   41,061  $   37,418
     Furniture and equipment............................    236,844     498,956
     Software...........................................     16,452     615,598
     Accumulated depreciation...........................    (63,646)   (154,816)
                                                         ----------  ----------
       Total property and equipment, net................ $  230,711  $  997,156
                                                         ==========  ==========

5. LEASE COMMITMENTS

Operating Leases

  The Company leases certain equipment under non-cancelable operating leases. Lease expense for all equipment operating leases was $859 for the years ended December 31, 1996, 1997, and 1998.

  The Company leases its facility under a non-cancelable operating lease through September 2002. This lease requires monthly rental payments, which increase over the lease term. The Company records rent expense on a straight-line basis, resulting in deferred rent, which is reflected as a liability on the accompanying balance sheet. The Company may extend the lease term for an additional five years. The Company recorded rent expense for the years ended December 31, 1996, 1997, and 1998 of $41,644, $92,112, and $138,615,
respectively.

  The following is a schedule of the future minimum lease payments under the equipment and facility operating leases as of December 31, 1998:

     Fiscal Year
     -----------
     1999.............................................................. $141,552
     2000..............................................................  148,718
     2001..............................................................  151,546
     2002..............................................................  104,372
                                                                        --------
                                                                        $546,188
                                                                        ========

                                iGo CORPORATION

Capital Leases

  The Company conducts a portion of its operations with equipment under leases, which have been capitalized. The leases are non-cancelable and expire on various dates through October 2003. The capitalized value of the equipment is approximately $64,937, and the related accumulated amortization is $3,004, $3,600, and $13,547 as of December 31, 1996, 1997, and 1998, respectively. The following is a schedule of the future minimum lease payments under capital leases as of December 31, 1998 (see Note 10):

     Fiscal Year
     -----------
     1999............................................................. $ 19,900
     2000.............................................................   15,625
     2001.............................................................    3,084
     2002.............................................................    3,084
     2003.............................................................    2,569
                                                                       --------
                                                                         44,262
     Amount representing interest.....................................   (5,038)
                                                                       --------
     Net present value of future minimum lease payments...............   39,224
     Current portion of capital lease obligation......................  (16,504)
                                                                       --------
     Noncurrent portion of capital lease obligations.................. $ 22,720
                                                                       ========

6. LINE OF CREDIT

  In January 1998, the Company entered into a $900,000 line of credit with Wells Fargo Bank, funds from which are to be used for general working capital expenditures. The agreement was amended in June 1998, to increase the line of credit to $1.5 million, expiring on August 31, 1999. This line of credit is secured by receivables, inventory, and intangibles. Interest is payable monthly at a rate of 1.75% above the prime rate (9.50% as of December 31, 1998), and all outstanding principal is due upon expiration of the line of credit. As of December 31, 1998, no amounts were outstanding on this line of credit.

7. INCOME TAXES

  The provision for income taxes recognized for the years ended December 31 consists of the following:

                                                  1996      1997       1998
                                                 -------  ---------  ---------
     Tax benefit at U.S. statutory rates........ $10,993  $ 301,259  $ 734,529
     Other items................................  (1,352)    (4,117)    (5,708)
     Earnings while the Company was taxed as
      an S corporation..........................   2,060         --         --
     Deferred tax liability recorded upon the
      change to a taxable status from an S-
      corporation status........................  (5,084)        --         --
     Stock options..............................      --         --     (5,263)
     Increase in valuation allowance............  (6,617)  (297,142)  (723,558)
                                                 -------  ---------  ---------
     Tax benefit................................ $    --  $      --  $      --
                                                 =======  =========  =========

                                iGo CORPORATION

  The following summarizes the effect of deferred income tax items and the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax items composing the Company's net deferred tax asset as of December 31 are as follows:

                                                           1997       1998
                                                         ---------  ---------
     Current deferred tax asset:
      Accrued liabilities............................... $  71,946  $ 183,863
      Other.............................................      (272)        --
     Valuation allowance................................   (71,674)  (183,863)
                                                         ---------  ---------
     Net current deferred tax asset.....................        --         --
     Non-current deferred tax asset:
      Net operating loss................................   277,162    943,067
      Other.............................................    12,107     13,037
     Non-current deferred tax liability:
      Difference between book and tax basis of fixed
       asset and intangibles............................   (10,278)   (65,744)
     Valuation allowance................................  (278,991)  (890,360)
                                                         ---------  ---------
     Net non-current deferred tax asset.................        --         --
                                                         ---------  ---------
     Net deferred tax asset............................. $      --  $      --
                                                         =========  =========

  Due to the uncertainty of the realization of certain tax carryforward items, a valuation allowance has been established in the aggregate amount of $350,665 and $1,074,223, at December 31, 1997 and 1998, respectively. Realization of a significant portion of the assets offset by the valuation allowance is dependent on the Company generating sufficient taxable income prior to the expiration of the loss and credit carryforwards. As of December 31, 1997 and 1998, the Company had net operating loss carryforwards of approximately $815,000 and $2,758,000, respectively, available to offset future taxable income and credit carryforwards of approximately $2,000 available to offset future taxes, which are available through 2018. The availability of the loss and credit carryforwards may be subject to further limitation under Section 382 and 383 of the Internal Revenue Code in the event of a significant change of ownership.

  On June 14, 1996, the Company converted from an S corporation, which is taxed at the stockholder level, to a C corporation. As the Company has generated losses since inception, a pro forma tax benefit was not recorded for the period prior to June 14, 1996.

8. EQUITY SECURITIES

Mandatory Redeemable Preferred Stock

  The Company issued 3,667,500 shares of Series A mandatory redeemable preferred stock ("Series A") during 1996 and 3,000,000 shares of Series B mandatory redeemable preferred stock ("Series B") during 1998. Holders of Series A and Series B are entitled to receive dividends at 8% per annum and may convert their shares into common stock at a ratio of 1:1 excluding accrued dividends. The conversion ratio for Series A is adjusted upon issuance of common stock at less than
                                iGo CORPORATION

$0.45 per share. The conversion ratio for Series B is adjusted upon issuance of common stock at less than $2.00 per share. Conversion is automatic upon an initial public offering at a share price of not less than $1.25, with aggregate proceeds of not less than $15.0 million.

  If elected by the holders of 66 2/3% of the preferred stock then outstanding, unconverted preferred stock is to be redeemed, on a quarterly basis, over eight consecutive quarters beginning in June 2003 at the original issuance price plus any declared but unpaid dividends, or upon a sale or merger of the Company meeting certain criteria. Holders of Series A and Series B are also entitled to a liquidation preference over common stock equal to the original price plus any accrued but unpaid dividends.

  No dividends have been declared or paid as of December 31, 1998. The Company has recorded accrued dividends on Series A of $140,434 during the year ended December 31, 1997 and $152,011 and $94,667 on Series A and Series B, respectively, during the year ended December 31, 1998.

Warrants

  In connection with the issuance of Series A, the Company issued warrants for the purchase of 81,000 shares of common stock at $0.445 per share. The warrants expire on June 14, 2003. The Company has reserved 81,000 shares of common stock for issuance under outstanding warrants.

Issuance of Unvested Common Stock and Stockholder Loan

  Also in connection with the issuance of Series A to an investor group, the Company issued 885,600 shares of common stock to its president at $0.05 per share in exchange for a note receivable of $39,852. These shares vest to the president only upon the successful achievement of certain sales and profitability performance goals or upon a sale of the Company at a price sufficient to meet a specified internal rate of return criteria. At the conclusion of the performance period, any unvested shares may be repurchased by the Company, at the Company's discretion, at the original issuance price of the stock. At December 31, 1998, the president had vested in 75% of the shares issued under this arrangement.

  The stockholder loan calls for interest to be accrued at 6% and is due upon the sale of the Company or, if no sale occurs, on June 13, 2003. The stockholder loan is secured by the stock issued under this arrangement and the Company has recourse against the stockholder.

9. STOCK OPTION PLAN

  The Company has a stock option plan under which the board of directors has reserved an aggregate of 1,628,400 shares of common stock for issuance. Under the plan, the Company may grant incentive stock options to employees and non-qualified stock options to employees, directors, and consultants.

  Incentive stock options may be granted at a price not less than the estimated fair market value of the common stock (110% of estimated fair value for options granted to stockholders of 10% or more of the voting stock) at the date of grant. Options are exercisable over periods not to exceed ten years
                                iGo CORPORATION
from the date of grant (five years for stockholders owning 10% or more of common stock). Non-qualified options may be granted at a price not less than 85% of the estimated fair market value of the common stock at the date of grant and are exercisable over periods not to exceed ten years. Estimated fair market value of the Company's stock is determined annually by the Board of Directors. Options can be exercised at any time following grant. The Company has the right to repurchase at the option exercise price shares that have not vested. Options granted to date vest over a four-year term, with 25% of the options vesting after the first year and the remaining options vesting on a monthly basis thereafter.

  Stock option activity under the plan is as follows:

                                                       Number   Weighted-Average
                                                     of Options  Exercise Price
                                                     ---------- ----------------
     Balance, January 1, 1996.......................        --       $  --
       Granted......................................   887,118        0.05
       Forfeited....................................   (90,000)       0.05
                                                      --------       -----
     Balance, December 31, 1996.....................   797,118        0.05
       Granted......................................   309,000        0.05
       Exercised....................................   (95,916)       0.05
       Forfeited....................................  (347,202)       0.05
                                                      --------       -----
     Balance, December 31, 1997.....................   663,000        0.05
       Granted......................................   409,878        0.16
       Exercised....................................  (209,130)       0.05
       Forfeited....................................  (228,870)       0.05
                                                      --------       -----
     Balance, December 31, 1998.....................   634,878        0.12
       Granted (unaudited)..........................   382,500        0.29
       Exercised (unaudited)........................   (51,000)       0.05
       Forfeited (unaudited)........................    (6,000)       0.20
                                                      --------       -----
     Balance, June 30, 1999 (unaudited).............   960,378       $0.19
                                                      ========       =====

  The following table summarizes information about stock options outstanding at:

                               Stock Options Outstanding    Stock Options Exercisable
                            ------------------------------- --------------------------
                            Weighted-Average   Weighted-      Number      Weighted-
     Exercise     Options      Remaining        Average     of Options     Average
      Price     Outstanding Contractual Life Exercise Price Exercisable Exercise Price
     --------   ----------- ---------------- -------------- ----------- --------------

  December 31, 1997:

     $0.05        663,000      9.1 years         $0.05         90,000       $0.05

  December 31, 1998:

     $0.05        341,250      8.7 years         $0.05         93,306       $0.05
     $0.20        293,628      9.5 years         $0.20             --          --

  June 30, 1999 (unaudited):

     $0.05        302,250      8.3 years         $0.05        133,734       $0.05
     $0.20        605,628      9.5 years         $0.20         21,732       $0.20
     $0.83         52,500      9.9 years         $0.83             --          --

                                iGo CORPORATION

  The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock options. Because the compensation cost for the Company's stock options determined based on the fair value at the grant dates for awards consistent with the method prescribed by SFAS No. 123 does not differ significantly from the compensation cost recorded pursuant to the provisions of APB No. 25, pro forma loss per share is not presented.

  The weighted average fair value of options granted during 1996, 1997 and 1998 was estimated at $0.09, $0.32 and $3.05 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants: risk-free interest rates of 6.1%, 5.7% and 4.6% in 1996, 1997 and 1998, respectively; dividend yield of 0%; expected lives of four years in 1996, 1997 and 1998; and no expected volatility (because the Company's stock has not been publicly traded).

  The Company recorded deferred compensation during 1998 aggregating $203,013 related to stock options. Compensation expense for 1998 totaled $15,479. The remaining balance at December 31, 1998 will be recognized as expense over the remaining vesting periods of the options as follows:

     1999.............................................................. $ 50,751
     2000..............................................................   50,778
     2001..............................................................   49,076
     2002..............................................................   36,929
                                                                        --------
                                                                        $187,534
                                                                        ========

  Deferred compensation was computed as the difference between the deemed fair value of the common stock and the option exercise price at the date of grant of the options. Deemed fair value was derived from prices paid by independent investors in the Series A and Series B financings.

  On July 16, 1999, the Board of Directors increased the aggregate number of shares reserved for issuance under the stock option plan to 3,256,800, subject to stockholder approval.

10. SUBSEQUENT EVENTS

Lease Line of Credit

  On June 28, 1999, the Company signed a $2.0 million equipment lease line of credit with a leasing company. The line may be used to finance equipment purchases. A portion of the line was used in a sale leaseback transaction of certain computer hardware and software owned by the Company. The lease was recorded as a capital lease, and resulted in a loss of $219,137 recorded in the Company's statement of operations for the six-month period ended June 30, 1999.

  In connection with this line, the Company issued a warrant to the leasing company to purchase 16,132 shares of Series C mandatory redeemable preferred stock ("Series C") at an exercise price of $6.82 (see below). The warrant expires at the earlier of seven years from the date of the agreement or three years following an initial public offering.

                                iGo CORPORATION

Legal Proceedings

  On July 19, 1999, the company from whom the Company purchased the rights to the 1-800-Batteries toll free telephone number and name gave the Company notice that they believe the Company has failed to cure a material breach of the Company's agreement with them. The notice also stated that they are terminating their agreement with the Company and demanding a return of their rights as well as unspecified monetary damages. At the same time, they made a demand for arbitration of the matter with the American Arbitration Association in Richmond, Virginia. The Company has responded to their demand by formally denying their claims as well as challenging the location of the arbitration proceeding. Many of the Company's customers may rely on the 1-800-Batteries phone number to reach the Company's customer solutions representative and to the extent that the arbitrator disagrees with the Company's position and allows this agreement to terminate, the Company could be harmed, although it is difficult to estimate the extent or magnitude of such harm.

Series C Mandatory Redeemable Preferred Stock

  On July 30, 1999, the Company received gross proceeds of approximately $5.8 million on the sale of 850,572 shares of Series C at $6.82 per share. The Series C shareholders have the same rights, preferences, and privileges as the Series A and Series B shareholders (see Note 8).

Subordinated Convertible Debt

  On July 30, 1999, the Company entered into a $3.5 million subordinated convertible debt agreement with a leasing company. Amounts borrowed under such agreement bear interest at an annual rate of 11%. Interest only is payable for the first 12 months, then principal and interest for the final 24 months. $980,000 of such debt is convertible (at the leasing company's option) into Series C at a conversion price of approximately $7.84 per share (115% of the Series C financing price). Conversion must occur no later than 30 days following delivery of notice of the Company's intention to conduct an initial public offering of its common stock or an acquisition, or if no such notice occurs, conversion may occur at any time during the term of the agreement at the option of the leasing company. On August 6, 1999, the Company drew down $1,167,000 under this agreement.

  On September 10, 1999 the leasing company converted $980,000 of the $1,167,000 outstanding subordinated convertible debt, into 124,982 shares of the Series C preferred stock.

Stock Split and Delaware Reincorporation

  On August 30, 1999, the Company reincorporated in Delaware and effected a 6-for-1 share stock split. The number of shares issued and outstanding, the conversion factors for all series of preferred stock, stock option information, and per share information for all periods presented have been adjusted to reflect the stock split.

                                iGo CORPORATION

Stock Option Grants

  Between January 1, 1999 and August 30, 1999 the Company issued options to purchase 840,324 shares of its common stock. The options vest over four years. Compensation expense related to such options will be recorded as follows:

     1999............................................................ $  241,469
     2000............................................................    499,821
     2001............................................................    498,455
     2002............................................................    498,455
     2003............................................................    313,435
                                                                      ----------
                                                                      $2,051,635
                                                                      ==========

Marketing and Strategic Relationships

  During June 1999, the Company entered into a strategic sourcing and marketing relationship with the NEC Computer Systems Division ("NEC"). Under such agreement with NEC, the Company is obligated to purchase at least $4,000,000 of product per year, which requirement may be increased, decreased or waived by NEC in its discretion. This agreement may be terminated by either party at any time upon written notice. Because the agreement with NEC was only recently established, it is uncertain whether the Company will meet or exceed the stated purchase obligation.

  During June 1999, the Company also initiated an affiliate program that provides for the payment of a seven percent to 15 percent commission to other web sites that register to participate in the program and refer customers. The commission is calculated based on the annual revenue derived from these customers and will be recorded as sales and marketing expenses at the time the merchandise is shipped.

Litigation (Unaudited)

  On October 11, 1999, the Company and certain employees were named as defendants in a lawsuit alleging that the Company has induced certain of the plaintiff's former employees to breach the terms of their nondisclosure and nonsolicitation agreements with the plaintiff, that the Company has interfered with the plaintiff's contractual relations and prospective economic advantage, and that the Company has engaged in unfair competition. The plaintiff seeks injunctive relief, monetary damages, costs and attorney's fees. The Company is currently investigating the facts surrounding these claims and consulting with legal counsel regarding this matter. While the Company intends to vigorously defend its actions in this matter, it cannot be certain that it will be successful in its defense. Furthermore, if the Company is unsuccessful in defending this action, any remedies awarded to the plaintiff could have an adverse effect on the Company's financial position or results of future operations.

iGo.com(TM)

                                              Solutions for People on the Go(TM)

  iGo is a provider
  of high value
  accessories and
  services for mobile
  electronic devices
  such as laptop
  computers and
  cellular phones.
  Our products give
  people more freedom
  and flexibility
  over their busy
  lives.

[Caption: A screenprint of
a page from the iGo.com
website]

                                        The iGo Service Solution

                                        . 24-hours-a-day, 7 days per week live
                                          online and toll-free customer support
                                        . Authoritative source for latest
                                          product offerings and information
                                        . Overnight shipping, even to hotel
                                          rooms
                                        . Use of advanced search technology to
                                          simplify a complex ordering process
                                        . Personalized e-newsletters
                                        . One-stop convenience
                                        . Customized solutions for corporate
                                          customers

                                                                     www.iGo.com

  SOLUTIONS
                                              [Caption: A photograph of an
            for PEOPLE                        individual using a cellular
                                              phone amidst other people in a
     ON THE GO                                crowded location]

  iGo.com(TM)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by iGo in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
SEC registration fee................................................ $   17,584
NASD filing fee.....................................................      6,825
Nasdaq National Market listing fee..................................     95,000
Printing and engraving expenses.....................................    275,000
Legal fees and expenses.............................................    450,000
Accounting fees and expenses........................................    325,000
Blue sky qualification fees and expenses............................      6,000
Transfer agent and registrar fees...................................      5,000
Miscellaneous expenses..............................................     69,591
                                                                     ----------
  Total............................................................. $1,250,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors.

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article VI of iGo's restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of iGo's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of iGo if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of iGo, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

  In addition to indemnification provided for in iGo's certificate of incorporation and bylaws, iGo has entered into indemnification agreements with its directors and executive officers. iGo intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities.

  During the past three years, iGo has issued and sold the following securities:

  1. On October 22 and 29, 1998, iGo issued and sold, pursuant to a Series B Preferred Stock Purchase Agreement, an aggregate of 3,000,000 shares of Series B Preferred Stock to 14 investors, of whom 4 were natural persons (Darrell Boyle, Peter Gotcher, Steven D. Abbott and Ira M. Ehrenpreis) and 10 were entities, including trusts, at a purchase price of $2.00 per share for an aggregate offering price of $6,000,000.

  2. On June 23, 1999, the Company issued a warrant representing the right to purchase up to 16,132 shares of Series C Preferred Stock at an exercise price of approximately $6.82 per share to Comdisco, Inc. in connection with iGo's entry into a $2,000,000 equipment lease line of credit arrangement.

  3. On July 26, 1999, the Company issued to Malcolm P. Appelbaum 40,500 shares of Common Stock at a purchase price of approximately $0.45 per share pursuant to the exercise of a warrant to purchase such shares issued to such individual by the Company in June 1996.

  4. On July 30, 1999, iGo issued and sold, pursuant to a Series C Preferred Stock Purchase Agreement, an aggregate of 850,572 shares of Series C Preferred Stock to 24 investors, of whom 7 were natural persons (Darrell Boyle, Peter Gotcher, Steven D. Abbott, Ira M. Ehrenpreis, Katherine Dowling, Ashley Cockrill and David A. Garcia) and 17 were entities, including trusts, at a per share price of approximately $6.82 for an aggregate offering price of $5,799,483.

  5. From June 6, 1996 through August 31, 1999, iGo granted options under its Amended and Restated 1996 Stock Option Plan to purchase an aggregate of 2,446,320 shares of Common Stock at exercise prices ranging from approximately $0.04 to $5.49 per share to the following 60 employees, directors and consultants: Aaron Dinette, Amy Christensen, Anthony Ferrante, Bonnie Tucker, Brian Casey, Brian Shane, Britt Backlund, Bruce Johnson, Charles Blackburn, Charles Osborn, Colleen Johnson, Cynthia Irniger, Dan Stack, Darrell Boyle, Debbie Moberly, Denise Cloutier, Donna Grass, Duane Upton, Elizabeth Howard-Dinette, Heather Robie, Jaci Vizuet, Jeffrey Esber, Jennifer Scott, Jill Tolles, Jim Smith, Joanne Licausi, Jody Campbell-Bryson, Joe Bergeon, Joy Crofoot, Julie Overacker, Ken Inman, Ken Stockman, Laura Gonzales, Lloyd Middlekauff, Lou Borrego, Marcy Bitner, Mary Kathleen Nelson, Meg Chrisman, Melissa Taylor, Michelle Heard, Mick Delargy, Miya Keating, Nancy O'Neal, Neil Betterton, Patrick Crofoot, Peter Gotcher, Phil Rodgriguez, Phillip Bengston, Rich Smith, Robert Bauer, Russ Duarte, Sean Connelley, Sonya Elam, Sonya Esber, Stacie Griffin, Stephan Helzer, Tam Reeve, Tom Ferguson, Valerie Rothe and Wendy Daines.

  6. From August 26, 1997 through August 31, 1999, iGo sold 356,046 shares of Common Stock at purchase prices ranging from approximately $0.04 to $0.20 per share, pursuant to exercises of stock options granted under its Amended and Restated 1996 Stock Option Plan, to the following 10 employees, directors and consultants: Mick Delargy, Charles Osborn, Jody Campbell-Bryson, Russ Duarte, Julie Overacker, Brian Shane, Darrell Boyle, Meg Chrisman, Patrick Crofoot and Joy Crofoot.

  7. On September 10, 1999, the Company issued 124,982 shares of Series C Preferred Stock to Comdisco, Inc. upon the conversion of $980,000 of outstanding convertible subordinated indebtedness owed (prior to such conversion) by the Company to Comdisco.

  The issuances of the securities in Items 1, 2, 3, 4 and 7 above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act as a transaction by an issuer not involving any public offering. The issuances described in Items 5 and 6 above were deemed exempt from Registration under the Act in reliance upon Rule 701 promulgated under the Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates, options and warrants issued in such transactions. All recipients had adequate access, through their relationships with iGo, to information about iGo.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Exhibit
 Number  Description
 ------- -----------
  1.1+   Form of Underwriting Agreement

  2.1+ Agreement and Plan of Merger between iGo Corporation (a Delaware corporation) and Battery Express, Inc. (a California corporation)

  3.1+   Third Amended and Restated Articles of Incorporation of Battery
         Express (California)

  3.2+   Amended and Restated Certificate of Incorporation of iGo Corporation
         (Delaware)

  3.3+   Bylaws of Battery Express (California)

  3.4+   Bylaws of iGo Corporation (Delaware)

  4.1+   Specimen Common Stock Certificate

  4.2+   Stock Subscription Warrant dated June 14, 1996

  4.3+   Warrant Agreement to Purchase Shares of Preferred Stock dated June 23,
         1999

  4.4+   Second Amended and Restated Registration Rights Agreement dated as of
         July 30, 1999, between Registrant and certain of its stockholders and a warrantholder

  5.1+   Opinion of Hale Lane Peek Dennison Howard and Anderson, P.C.

 10.1+   Amended and Restated 1996 Stock Option Plan

 10.2+   1999 Employee Stock Purchase Plan

 10.3+   Form of Indemnification Agreement

 10.4+   Form of Change of Control Agreement (Model A)

 10.5+   Form of Change of Control Agreement (Model B)

 10.6+   Master Lease Agreement dated June 23, 1999, between the Registrant and
         Comdisco, Inc.

 10.7+ Subordinated Loan and Security Agreement dated July 30, 1999, between the Registrant and Comdisco, Inc.

 10.8+   Lease Agreement dated June 5, 1997, as amended, for facilities at 2301
         Robb Drive, Reno, Nevada, between the Registrant and Dermody Family
         Limited Partnership II and Guila Gail Turville

 10.9+** NEC Computer Systems Division Authorized Reseller Master Agreement
         Number 306552 dated June 23, 1999 between NEC Computer Systems
         Division and the Registrant and addendum thereto

 10.10+  Ariba Supplier Link Program Memorandum of Understanding dated November
         3, 1998, between Ariba Technologies, Inc. and the Registrant

 16.1+   Letter of Grant Thornton LLP

 16.2+   Letter of Frank, Rimerman & Co. LLP

 23.1    Consent of Deloitte & Touche LLP, Independent Auditors

 23.2+   Consent of Counsel (included in Exhibit 5.1)

 24.1+   Power of Attorney

 27+     Financial Data Schedule

 99.1+   Consent of Sherwood Research

--------
+Previously filed.
**Confidential treatment requested.

(b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts................... S-1

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, County of San Francisco, State of California, on the 11th day of October, 1999.

                                          iGo Corporation

                                                    /s/ Mick Delargy
                                          By: _________________________________
                                                        Mick Delargy
                                               Senior Vice President, Finance
                                              and Business Development, Chief
                                              Financial Officer and Secretary

  In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

             Signature              Title                   Date
             ---------              -----                   ----

             /s/ Ken HawChairmankof*the Board,         October 11, 1999
________________________President,_Chief_Executive__________
             (Ken Hawk) Officer and Chief Energizing
                        Officer (Principal Executive
                        Officer)

           /s/ Mick DelaSeniorrVicegPresident,y        October 11, 1999
________________________Finance_and_Business__________
           (Mick DelargyDevelopment,)Chief Financial
                        Officer and Secretary
                        (Principal Financial and
                        Accounting Officer)

          /s/ Darrell BoDirectoryle*                   October 11, 1999
____________________________________
          (Darrell Boyle)

         /s/ David CallaDirectorrd*                    October 11, 1999
____________________________________
          (David Callard)

          /s/ Peter GotcDirectorher*                   October 11, 1999
____________________________________
          (Peter Gotcher)


* By:  /s/ Mick Delargy
  ---------------------------
        (Mick Delargy),
      (Attorney-in-fact)

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                    Balance at             Accounts  Balance at
                                    Beginning              Written     End of
                                    of Period  Provisions    Off       Period
                                    ---------- ---------- ---------- ----------
Allowance for Bad Debt:

  Year ended 12/31/98.............. $  127,613 $  356,769 $  314,788 $  169,594
                                    ========== ========== ========== ==========
  Year ended 12/31/97.............. $   47,000 $  226,823 $  146,210 $  127,613
                                    ========== ========== ========== ==========
  Year ended 12/31/96.............. $   47,000 $      679 $      679 $   47,000
                                    ========== ========== ========== ==========

Allowance for Sales Returns:

  Year ended 12/31/98.............. $   62,937 $1,968,599 $1,794,727 $  236,809
                                    ========== ========== ========== ==========
  Year ended 12/31/97.............. $    7,183 $  559,246 $  503,492 $   62,937
                                    ========== ========== ========== ==========
  Year ended 12/31/96.............. $       -- $  191,831 $  184,648 $    7,183
                                    ========== ========== ========== ==========

Inventory Reserve:

  Year ended 12/31/98.............. $       -- $  109,139 $       -- $  109,139
                                    ========== ========== ========== ==========
  Year ended 12/31/97.............. $       -- $       -- $       -- $       --
                                    ========== ========== ========== ==========
  Year ended 12/31/96.............. $       -- $       -- $       -- $       --
                                    ========== ========== ========== ==========

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                        Description                             Page
 -------                       -----------                         ------------
  1.1+   Form of Underwriting Agreement.........................

  2.1+   Agreement and Plan of Merger between iGo Corporation (a
         Delaware corporation) and Battery Express, Inc. (a
         California corporation)................................

  3.1+   Third Amended and Restated Articles of Incorporation of
         Battery Express (California)...........................

  3.2+   Amended and Restated Certificate of Incorporation of
         iGo Corporation (Delaware).............................

  3.3+   Bylaws of Battery Express (California).................

  3.4+   Bylaws of iGo Corporation (Delaware)...................

  4.1+   Specimen Common Stock Certificate......................

  4.2+   Stock Subscription Warrant dated June 14, 1996.........

  4.3+   Warrant Agreement to Purchase Shares of Preferred Stock
         dated June 23, 1999....................................

  4.4+   Second Amended and Restated Registration Rights
         Agreement dated as of July 30, 1999, between Registrant
         and certain of its stockholders and a warrantholder....

  5.1+   Opinion of Hale Lane Peek Dennison Howard and Anderson,
         P.C....................................................

 10.1+   Amended and Restated 1996 Stock Option Plan............

 10.2+   1999 Employee Stock Purchase Plan......................

 10.3+   Form of Indemnification Agreement......................

 10.4+   Form of Change of Control Agreement (Model A)..........

 10.5+   Form of Change of Control Agreement (Model B)..........

 10.6+   Master Lease Agreement dated June 23, 1999, between the
         Registrant and Comdisco, Inc...........................

 10.7+   Subordinated Loan and Security Agreement dated July 30,
         1999, between the Registrant and Comdisco, Inc.........

 10.8+   Lease Agreement dated June 5, 1997, as amended, for
         facilities at 2301 Robb Drive, Reno, Nevada, between
         the Registrant and Dermody Family Limited Partnership
         II and Guila Gail Turville.............................

 10.9+** NEC Computer Systems Division Authorized Reseller
         Master Agreement Number 306552 dated June 23, 1999
         between NEC Computer Systems Division and the
         Registrant and addendum thereto........................

 10.10+  Ariba Supplier Link Program Memorandum of Understanding
         dated November 3, 1998, between Ariba Technologies,
         Inc. and the Registrant................................

 16.1+   Letter of Grant Thornton LLP...........................

 16.2+   Letter of Frank, Rimerman & Co. LLP....................

 23.1    Consent of Deloitte & Touche LLP, Independent
         Auditors...............................................

 23.2+   Consent of Counsel (included in Exhibit 5.1)...........

 24.1+   Power of Attorney......................................

 27+     Financial Data Schedule................................

 99.1+   Consent of Sherwood Research...........................

--------
+Previously filed.
**Confidential treatment requested.